UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material under § 240.14a-12

AIM ImmunoTech Inc.

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The below post-trial brief of AIM ImmunoTech Inc. (the “Company”), dated November 16, 2023, was filed by the Company and its directors in the matter of Ted Kellner v. AIM ImmunoTech Inc., et al., Case No. 2023-0879-LWW (Del. Ct. Ch. 2023). The Company uploaded a copy of the post-trial brief to the website https://www.safeguardaim.com/ for the convenience of stockholders. Copies of all filings by parties to the litigation in the Delaware Court of Chancery are available from the Court’s docket.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

TED D. KELLNER, Plaintiff, v. AIM IMMUNOTECH INC., THOMAS EQUELS, WILLIAM MITCHELL, STEWART APPELROUTH, and NANCY K. BRYAN, Defendants.	C.A. No. 2023-0879-LWW
AIM IMMUNOTECH INC., Counterclaim Plaintiff, v. TED D. KELLNER, Counterclaim Defendant.

DEFENDANTS’ POST-TRIAL BRIEF

Stefan Atkinson, P.C.

Mary T. Reale

Mason E. Reynolds

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, NY 10022

Michael F. Williams, P.C.

Don Hong

KIRKLAND & ELLIS LLP

1301 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Dated: November 16, 2023

William R. Denny (No. 2580)

Matthew F. Davis (No. 4696)

Nicholas D. Mozal (No. 5838)

Caneel Radinson-Blasucci (No. 6574)

POTTER ANDERSON & CORROON LLP

1313 North Market Street

Wilmington, DE 19899

(302) 984-6000

Attorneys for AIM ImmunoTech Inc.,

Thomas K. Equels, William Mitchell,

Stewart Appelrouth, and Nancy K. Bryan

i

ii

iii

Table of Authorities

Cases	Page(s)

AB Value Partners, LP v. Kreisler Mfg. Corp.,
2014 WL 7150465 (Del. Ch. Dec. 16, 2014)	19

Accipiter Life Scis. Fund v. Helfer,
905 A.2d 115 (Del. Ch. 2006)	33

BlackRock Credit Allocation Income Tr. v. Saba Cap. Master Fund, Ltd.,
224 A.3d 964 (Del. 2020)	37

Boilermakers Loc. 154 Ret. Fund v. Chevron Corp.,
73 A.3d 934 (Del. Ch. 2013)	20

Carlton Invs. v. TLC Beatrice Int’l Holdings, Inc.,
1997 WL 305829 (Del. Ch. May 30, 1997)	38

Cirillo Fam. Tr. v. Moezinia,
2018 WL 3388398 (Del. Ch. July 11, 2018)	38

Citron v. Fairchild Camera and Instrument Corp.,
569 A.2d 53 (Del. 1989)	4

Coster v. UIP Cos.,
2022 WL 1299127 (Del. Ch. May 2, 2022) (Coster III)	33

Coster v. UIP Cos.,
300 A.3d 656 (Del. 2023) (Coster IV)	33

In re Dollar Thrifty, Inc. S’holder Litig.,
14 A.3d 573 (Del. Ch. 2010)	19

Franz Mfg. Co. v. EAC Indus.,
501 A.2d 401 (Del. 1985)	20

Glassman v. Crossfit, Inc.,
2012 WL 4859125 (Del. Ch. Oct. 12, 2012)	28

Grunstein v. Silva,
2011 WL 378782 (Del. Ch. Jan. 31, 2011)	38

Hamilton P’rs, L.P. v. Englard,
11 A.3d 1180 (Del. Ch. 2010)	2

Jorgl v. AIM ImmunoTech Inc.,
2022 WL 16543834 (Del. Ch. Oct. 28, 2022)	passim

Lerman v. Diagnostic Data, Inc.,
421 A.2d 906 (Del. Ch. 1980)	19

Linton v. Everett,
1997 WL 441189 (Del. Ch. July 31, 1997)	19

iv

Mentor Graphics v. Quickturn Design Sys.,
728 A.2d 25 (Del. Ch. 1998)	33

Mercier v. Inter-Tel (Del.), Inc.,
929 A.2d 786 (Del. Ch. 2007)	19

Mesa Petroleum Co. v. Unocal Corp.,
1985 WL 44692 (Del. Ch. Apr. 22, 1985)	19

Paramount Commc’ns Inc. v. QVC Network Inc.,
637 A.2d 34 (Del. 1994)	19

Rosenbaum v. CytoDyn Inc.,
2021 WL 4775140 (Del. Ch. Oct. 13, 2021)	passim

In re Rural/Metro Corp. S’holders Litig.,
102 A.3d 205 (Del. Ch. 2014)	39

In re Shawe & Elting LLC,
2015 WL 4874733 (Del. Ch. Aug. 13, 2015)	39

Sternlicht v. Hernandez,
2023 WL 3991642 (Del. Ch. June 14, 2023)	31

Strategic Inv. Opportunities LLC v. Lee Enters., Inc.,
2022 WL 453607 (Del. Ch. Feb. 14, 2022)	passim

Temple v. Raymark Indus., Inc.,
551 A.2d 67, 69 (Del. Super. 1988)	4

Unitrin, Inc. v. Am. Gen. Corp.,
651 A.2d 1361 (Del. 1995)	34

Winner Acceptance Corp. v. Return on Capital Corp.,
2008 WL 5352063 (Del. Ch. Dec. 23, 2008)	38

Other Authorities

17 CFR 240.13d-101	31

17 CFR 240.14a-101	31

v

Preliminary STATEMENT

Trial confirmed that the same group that attempted a hostile takeover of AIM last year is trying again, but with Ted Kellner as the new “face” of their efforts. Trial also confirmed that the group violated AIM’s advance notice bylaws by concealing and making false statements. Plaintiff thus did not prove that he complied with the bylaws.

Perhaps recognizing this failure, Plaintiff asks the Court to strike down the bylaws. But, again, he did not meet his burden. Far from it, trial showed that the bylaws conform to market practice and contain features designed to address AIM-specific matters, as expressly permitted by Delaware law. And the directors testified that they, with the assistance of counsel, acted reasonably in amending the bylaws to protect stockholders.

Alternatively, Plaintiff claims that the board breached its fiduciary duties in rejecting Kellner’s notice. But he did not prove this theory either. The directors testified that they, again with assistance of counsel, reasonably determined that Kellner’s notice fell woefully short of the amended bylaws’ disclosure requirements. They each determined that rejecting Kellner’s notice would prevent an uninformed vote and protect AIM and its stockholders from identified harms. The Board thus acted to protect stockholders in accordance with their fiduciary duties, not in breach of them.

As detailed herein, the Court should deny Kellner’s claims and enter judgment for Defendants.

factual background

A.	The Parties

Defendant AIM ImmunoTech Inc. (“AIM” or the “Company”) is a publicly traded Delaware corporation that researches and develops drug treatments for various diseases, including late-stage cancers and long COVID. PTO ¶10; JX1241.

AIM’s board (the “Board”) comprises four directors: Defendants Tom Equels, Nancy Bryan, William Mitchell, and Stewart Appelrouth. PTO ¶¶10-14.

Equels has served on the Board since 2008. He became CFO in 2013 and CEO in 2016. PTO ¶11; Equels 494:15-19. When Equels became CEO, AIM was in a dire position: it had received a delisting notice from the New York Stock Exchange and faced dissolution or bankruptcy. Equels 495:5-18.

1

In Tudor’s words, “current management (took over in 2016) has done a good job saving the company by strengthening the balance sheet, refocusing the direction and progressing programs.” JX205.0001-2. Equels led those efforts. Mitchell 635:22-636:12; Appelrouth Dep. 16:18-17:4; JX0205.0002.1 He changed AIM’s financial plan, “raised money,” and “began a repurposing of Ampligen in oncology.” Equels 496:14-497:5; see also Mitchell 634:13-636:12. AIM is now solvent and boasts $20 million in liquidity. Equels 497:10-11, 565:8-10.2 Under Equels’ leadership, AIM has secured government-funded clinical trials for its lead product, Ampligen. Equels 496:14-24, 500:24-501:12; JX1241; see also Equels 499:23-500:9 (referencing https://aimimmuno.com/immuno-oncology-2/).

Bryan joined the Board in 2023. PTO ¶14. Bryan has over two decades of experience in the biotech and pharma industry, including commercializing products. Bryan 651:23-653:2. She serves as President and CEO of BioFlorida—a non-profit life sciences industry organization—and has held leadership roles at major industry players like Merck, GlaxoSmithKline, and Bayer. JX0678.0002; Bryan 651-54. Bryan qualifies as an independent director under the Exchange Act and the NYSE rules. JX0678.0002.3

Dr. Mitchell is the Board’s Chairman. PTO ¶12. He is a physician who holds a Ph.D. in biochemistry, teaches medicine, and has extensive scientific knowledge about AIM’s products, including decades of research on Ampligen. Mitchell 629-32.

Appelrouth joined the Board in 2016. PTO ¶13. He is a partner at a global accounting firm, and serves on multiple Board committees. Appelrouth 683.

Plaintiff Ted Kellner is an AIM stockholder and retired portfolio manager. PTO ¶8. Kellner has worked with others to take over the Company for nearly two years.

1 Kellner does not explain why his criticism of Equels’s compensation is relevant to this case. Defendants note that, after Bryan joined the Board, AIM reduced the independent directors’ annual compensation. JX0678.0002.

2 As a microcapitalized company trading as a penny stock subject to aggressive naked short activity, AIM’s discounted share value likely reflects market manipulation rather than AIM’s value as a going concern. See generally Hamilton P’rs, L.P. v. Englard, 11 A.3d 1180, 1189 n.3 (Del. Ch. 2010).

3 Kellner claimed that Bryan is Equels’s “long-time friend” and “beholden” to him. PPTB 19. Bryan explained that is wrong. Bryan 653:15-654:8, 656:11-20.

2

B.	Kellner Joins Two 2022 Takeover Attempts.

In 2021, Deutsch convinced Kellner to invest in AIM and introduced Kellner to Franz Tudor. Kellner 220:11-13, 230:14-18 Deutsch 172:13-15; JX0169.008-10. Tudor is a white-collar criminal. PTO ¶17; JX71. After AIM declined to hire him as a consultant, Tudor commenced a campaign of interference with AIM’s business, going so far as to falsely suggest to third parties, including a facility running clinical trials for Ampligen, that he was associated with AIM. Equels 501-05; JX362.0004-5; JX0061; JX0062; JX0065; JX0068; JX0074; JX0075; JX0079; JX0172; JX0255; Jorgl v. AIM ImmunoTech Inc., 2022 WL 1654384, at *3 (Del. Ch. Oct. 28, 2022). Tudor’s conduct became so disruptive that AIM sought and obtained an injunction against him in Florida, enjoining Tudor from contacting AIM’s business relations. JX0362.0005-06 & .0042-48; JX0096; JX0092, Jorgl v. AIM ImmunoTech Inc., 2022 WL16543834, at *3 (Del. Ch. Oct. 28, 2022).

Deutsch and Tudor coordinated an onslaught of harassing and disparaging messages to AIM and its IR firms. Deutsch 172:7-10, 212:14-17; Equels 504:24-505:1; JX0074; JX0075; JX0077; JX0078; JX0172. Their communications became so frequent, “frantic, abusive, [and] profane” that, to protect AIM’s employees, Equels instructed employees to decline calls from Tudor and Deutsch. Equels 510:4-15.4

In November 2021, Kellner, Deutsch, and Tudor began discussing their plans for AIM. JX0022; JX0101; JX0116; Deutsch 177:4-10, 178:3-17; Tudor 444-46. In 2022, they launched two attempted takeovers.

1.	The First Takeover Attempt

To hide their agreements, arrangements, and understandings (“AAUs”), Kellner, Deutsch, and Tudor sought another stockholder to be the “face” for their nominations. Walter Lautz played that role. Tudor had communicated with Lautz in December 2021about “ousting[]” the Board. JX0124; JX0125; JX0131.

On April 1, Tudor texted Deutsch that “[m]y BMY guy [Daniel Ring] can be on the AIM [Board]” but noted that “we will need a shareholder to make the nomination.” JX197; Deutsch 182:22-183; Kellner 278:8-17. Tudor assured Deutsch that he would “get everything together.” JX197.

Tudor also identified Lautz’s other nominee, Robert Chioini. Chioini does not own or intend to purchase AIM stock. Chioini 11:20-22, 41:6-7, 43. Tudor worked with Chioini at Rockwell Medical Technologies, Inc. Chioini 69:1-6. Rockwell fired Chioini because he “lacked key attributes necessary to oversee the growth and long-term success of the [c]ompany.” JX0028; Chioini 46:6-9 (acknowledging public Rockwell press release announcing his termination). Kellner failed to disclose this fact in his eventual nomination notice.

4 Kellner misrepresents documents in claiming Defendants call stockholders “trolls” or “stalkholders.” PPTB at 9. Instead, they describe Tudor’s and Deutsch’s conduct. See JX1113 (Equels stating Basta and Tudor were “‘Trolling’ you and AIM” and “trying to provoke a knee-jerk response”); JX1114 (Equels stating Deutsch “Could be part of trolling campaign But just in case talk with him again”).

3

Tudor introduced Lautz to Chioini and Ring via email on April 18, 2022. JX0198.0002; JX0131.0002; JX0203. That same day, Tudor sent Lautz a draft nomination notice, and Lautz, without editing it or even speaking to Chioini or Ring (JX0420 at 29:25-30:3, 48:23-49:6),5 submitted the notice to AIM purporting to nominate Chioini and Ring. JX0200; JX0201.

On April 19, Deutsch texted Tudor to “write me a little thing on AIM.” JX0197. That same day, Deutsch forwarded to Kellner an e-mail that Tudor had drafted. JX205.0001; Kellner 292:2-8. Kellner printed the e-mail and hand-marked it extensively. JX205.0001.

Tudor’s e-mail praised Ampligen and “current management,” but criticized the Board’s competence. JX0205.0001-2; Kellner 283:6-284:10. The e-mail prompted Kellner to consider his interest in AIM. Kellner 288. In his handwritten notes, he stated “we”—Tudor, Deutsch, and himself—collectively own “15-18%” of AIM’s stock. Kellner 253:15-19, 291:16-20, 323:4-7; JX0277 (Kellner notes that “we [i.e., Kellner, Deutsch, and Tudor] collectively [own] 20%” of AIM’s stock.).6

On April 28, AIM rejected Lautz’s nomination notice for failure to comply with the Exchange Act. JX0232; JX0235.

2.	The Second 2022 Takeover Attempt

a.	Jorgl Becomes The New “Face.”

Undeterred, Kellner, Deutsch, Tudor, and Chioini tried again. But they needed a new “face.” Lautz declined to front a second try. JX0274.0001; Chioini 74-76. Tudor forwarded the e-mail to Chioini and his Rockwell co-founder, Michael Xirinachs. JX274; Chioini 76:9-77:5. Xirinachs, like Tudor, is a convicted white-collar criminal. JX0016; JX0397.

Lautz’s failure inspired Kellner and his confederates to plan the “AIM deal” more carefully. JX239.

5 The Court should overrule Plaintiff’s hearsay objection under Ct. Ch. R. 32 and DRE 802 to JX0420. Lautz’s 2022 deposition qualifies under the “former testimony” exception. Lautz was unavailable pursuant to DRE 804(a)(5). He failed to appear for deposition prior to the trial, although Defendants timely served a foreign subpoena on October 12, 2023. D.I. 259. He gave his testimony in the Jorgl Action in compliance with law, and a predecessor in interest to Plaintiff, namely Jorgl, using the same counsel, had an opportunity and similar motive to develop Lautz’s testimony. DRE 804(b)(1); Citron v. Fairchild Camera and Instrument Corp., 569 A.2d 53 (Del. 1989) (admission “largely turned upon factual findings concerning the relationships of the parties and the issues in the two actions”); Temple v. Raymark Indus., Inc., 551 A.2d 67, 69 (Del. Super. 1988) (“if it appears that in the former suit a party having a like motive to cross-examine about the same matters as the present party would have, was accorded an adequate opportunity for such examination, the testimony may be received against the present party”) (citations omitted)).

6 Kellner strained to testify that the “we” meant himself, Deutsch, and Deutsch’s “network,” even going as far as to suggest that his handwritten notes had nothing to do with the underlying document. Kellner 253:22-24, 288:1-290:5.

4

On May 3, Chioini invited Tudor and Xirinachs to a teleconference with counsel at Baker & Hostetler LLP (“BakerHostetler”) regarding a “Proxy contest.”7 JX240; Chioini 73-74. Chioini does not “recall cancelling the meeting.” Chioini 73:19-22.

Thereafter, Xirinachs communicated frequently with Chioini and BakerHostetler. Among other things, Xirinachs and Chioini received and commented on multiple drafts of the nomination notice (before the group even found a stockholder to submit it). JX990; JX1000; JX1020; JX392. Chioini claimed attorney-client privilege on common interest grounds over most of these communications. JX0392; JX0401; JX0416; JX990; JX1000; JX1020; JX0454; Harrington 426-27.

On May 4, Tudor authored an e-mail criticizing Equels and telegraphed the group’s “fight” plans for the 2022 annual meeting. JX248; Kellner 298:20-21. Deutsch forwarded the message to Kellner. Id. In response, Kellner decried AIM’s “poor management” and contemplated “replac[ing]” the directors:

JX248; Kellner 298:1-22, 299:10-11, 16-18, 300:1-3. Tudor echoed that sentiment, writing to AIM that they would now “get gloves off.” JX2055.0001; Kellner 302.

On June 2, Tudor requested that Deutsch forward an e-mail to Kellner regarding the 2022 annual meeting. JX265; Kellner 309:8-313:23. Tudor explained to Deutsch and Kellner that he had “a shareholder who is wil[ling] [sic] to have their name as the lead but so far have not been able to find anyone to front the $150k.” JX265. Tudor “strongly believe[d] [that] we [i.e., Kellner, Deutsch, Tudor, Chioini, and Xirinachs] could get the votes to change the [Board].” JX265; Kellner 313:10-13. Tudor further explained to Deutsch and Kellner that he had “2 strong candidates to run and get control of” AIM’s Board. JX265; Kellner 311:15-18. And Tudor identified the annual meeting date, window for making nominations, and the directors’ personal information. Kellner 310:24-313. Tudor continued that he had “spoken with legal counsel” and that the group, if successful, would have its legal fees reimbursed. JX265; Kellner 312:5-9.

7 BakerHostetler represented Jonathan Jorgl in the second takeover attempt and now represents Kellner.

5

On June 4, Kellner and Deutsch discussed Tudor’s role in the takeover. JX433; Kellner 316-19. Kellner had spoken to Tudor about AIM days before. Kellner 316:18-317:2. Deutsch reassured Kellner that Tudor was “all in” on the proxy contest. JX 433; Kellner 318:14-17. Kellner, in turn, reassured Deutsch that Kellner was all in too. JX 433; Kellner 319:7-11. Indeed, Tudor, Deutsch, and Kellner’s “plan[  ]” was to “get a lawyer” and to “proceed [with the] vote [for a] new board.” JX0278; Kellner 322:20-321:2.

Still, the group needed a “face” and another nominee because Ring dropped out. On June 21, Lautz texted Tudor and asked, “were you able to find someone to be the face of the activist?” JX0280 (emphasis added). Tudor responded, “We are still looking.” Id. (emphasis added).

The next day, Chioini recruited Michael Rice to be his co-nominee. Chioini 78:4-22. Chioini emailed Tudor Rice’s contact information, JX284, and Tudor sent Rice a write-up about AIM. JX0283. Rice was a co-founder of Rockwell Medical’s investor relations firm, LifeSci Advisors, through which he had developed a relationship with Chioini. JX0404 at 34.

Rice solved the group’s problem by getting what Chioini called a “body” to make the nominations. JX0291. That body was Jonathan Jorgl, who could not yet nominate directors because, like Chioini, he did not own AIM stock. Rice Dep. 62:3-63:5. So, on June 27, Jorgl bought 1,000 shares. Jorgl Dep. 33:4-6; id. 18:6-10. With guidance from Rice, Chioini, and Xirinachs, Jorgl then transferred those shares into his name of record, and the group continued planning to unseat AIM’s Board. JX288; JX290; JX294; JX295; JX312; JX313; JX317; JX320; JX321. Jorgl’s arrival gave Chioini and Rice cause to “celebrate winning board seats [and] taking control of the [C]ompany.” JX294.

Xirinachs was part of what Kellner would refer to as the “Jorgl team.” JX467. Xirinachs, along with Tudor, Chioini, and Rice, planned and implemented Tudor, Deutsch, and Kellner’s nomination scheme. JX288; JX327; JX222; JX239; JX240; JX242; JX265; JX274; Rice 473:7-21 (agreeing Tudor and Xirinachs were involved in proxy contest in 2022).

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b.	The Group Reaches an Agreement on Attorneys’ Fees.

Between June 23 and June 30, Chioini and Xirinachs continued to communicate frequently with BakerHostetler about AIM and “board nominations.” JX1020. Several of these emails included drafts of “AIM Nomination Letter” and a summary of information required by the advance notice bylaws. Id. Chioini withheld these emails and attachments from production on privilege grounds based on common interest. JX0392; Harrington 424-27; JX0454. On June 28, Kellner’s assistant emailed Deutsch, Tudor, and Mark Darnieder (Kellner’s friend and consultant) requesting a call regarding the “AIM situation.” JX0302; JX0303.

On July 6, BakerHostetler sent Jorgl a draft engagement letter which stated it had included Xirinachs in its conflict check. JX316; JX1200. Jorgl balked at signing the engagement letter and requested that it be revised to make “clear [Jorgl] was not responsible for the retainer or the fees,” but that the fees “would be paid by a third party.” JX320. On July 7, Chioini reassured Jorgl that he “would not be on the hook” for any costs and that “[w]e are paying [the] fees.” JX317 (emphasis added); JX320.

c.	Jorgl Submits His Nomination Notice.

On July 8, Jorgl submitted a notice purporting to nominate Chioini and Rice (the “Jorgl Notice.”). JX322. Tudor kept Kellner and Deutsch informed about the nomination. JX303; Kellner 325:12-326:16. On July 9, Tudor told Kellner that Tudor made the nominations:

JX325 (emphasis added).

7

Kellner says that, by “Franz,” he meant “Jorgl.” Kellner 239:18-240:5. But even Kellner does not believe that. In August 2022, Kellner drafted an update to the “Beta Fund Investment Club”8 that claimed, “a couple of weeks ago”—i.e., July 20229—“Todd Deutsch … and Franz Tudor commenced a proxy to replace all of [AIM’s] directors.” (the “Draft 2022 Update”):

In AIM’s case, there is now a legal suit,which I am a part of, to replace management. AIM has a drug that, in my opinion, has significant potential in cancer research called Ampligen. My view, along with two others joining me in the proxy battle, is that management has done an abominable job, which I knew going into the investment, and they continued to mismanage the company throughout 2021 and 2022. A couple of weeks ago, Todd Deutsch, who is known to several of you, and a gentleman named Franz Tudor, commenced a proxy to replace all of the directors and ultimately management. I am now a party to that proxy fight, which will hopefully commence with the replacement of the management team in the text twelve months. More on that as time progresses.

JX522.00003.

d.	Xirinachs Continues Working Behind the Scenes While the Group Conceals His Involvement.

Xirinachs was part of what Kellner would refer to as the “Jorgl team.” JX467. Xirinachs, along with Tudor, Chioini, and Rice, planned and implemented Tudor, Deutsch, and Kellner’s nomination scheme. JX288; JX327; JX222; JX239; JX240; JX242; JX265; JX274; Rice 473:7-21 (agreeing Tudor and Xirinachs were involved in proxy contest in 2022). One business day after Jorgl submitted the group’s nomination notice, Xirinachs wrote to Chioini about “our slate,” and outlined the group’s plans:

The way I hope this all plays out is we get control of AIM—We figure out just what they have or don’t have, decide if it is something we want to pursue, then hire the right people to move it forward, how much $$ are we throwing at it. In the meantime, we continue to look for opportunities to either acquire, (to spin off at a later time), license technology, or possibly merge with. In 2 1/2 short months we should be good to go.

JX327.

To further conceal his own involvement, Xirinachs used Paul Tusa and his shell company, River Rock Advisors LLC, as a façade through which Xirinachs was to fund the nomination efforts. JX329; Chioini 83-84. But neither Tusa nor River Rock contributed any funds to the nomination efforts. Tusa 113:3-12. Xirinachs did, however, give Tusa $5,000 to keep River Rock’s bank account open to keep up appearances. JX0421 (Tusa 2022 Dep.) 31:15-32:19. One day after discussing “our slate,” Xirinachs emailed Chioini and Tusa about the “AIM Immunotech deal,” telling Chioini that Tusa is “aware of our plans regarding AIM … .” JX0329; Chioini 85-86. And on July 20, 2020, Xirinachs asked Tusa to sign a conflict-of-interest form for “our Attorneys,” BakerHostetler. JX346 (emphasis added). Tusa became uncomfortable with the arrangement and backed out. Tusa 109:1-110:10.

8 The Beta Fund Investment Club is an investment portfolio that Kellner managed for his college fraternity brothers.  JX951.

9 Because Kellner failed to produce this document in the Jorgl Action, the only available version was one forwarded and re-dated in December 2022. The metadata confirms it was drafted in August. JX0951.0005-6.A

8

Thereafter, AIM’s Board rejected Jorgl’s Notice. JX331. AIM informed Jorgl of the rejection (JX344) and litigation ensued.

Jorgl, Rice, Chioini, and River Rock entered into a “Group Agreement” as of July 27, relating to the proxy contest. JX1215. Notwithstanding Xirinachs’s significant role and the fact he was funding River Rock, the group continued to conceal his involvement. They only revealed Xirinachs’s role when forced to in discovery.

On September 15, the group issued a proxy statement claiming that on September 14, the Group Agreement was amended “as a result” of the fact that Xirinachs had “paid certain expenses on behalf of River Rock … and agreed to be jointly responsible for expenses [related to the Jorgl nomination attempt] with Mr. Chioini going forward.” JX397. These late-executed agreements merely memorialize—for the purpose of obscuring the real timeline—certain arrangements and understandings between Kellner, Jorgl, Chioini, Rice, Tusa, River Rock, and Xirinachs that existed well before July 8, 2022.

C.	The Group Begins Planning a 2023 Proxy Contest Immediately After the 2022 Annual Meeting.

On October 27, 2022, Kellner organized a breakfast with Tudor, Chioini, Rice, and Jorgl for November 3. JX451; Kellner 342:10-342:3. One day later, the Court denied Jorgl’s motion for a preliminary injunction. Jorgl, 2022 WL 1654384. The Court noted Kellner’s involvement in the nomination efforts, including his conversations with Tudor and Deutsch during the nomination attempts. Id. at *3, *7, *13 & n.82.

Kellner canceled the breakfast but still attended AIM’s 2022 annual meeting and, later that evening, he wrote to Tudor and Deutsch, asking for a call with the “Jorgl team” to discuss “next steps” toward a 2023 proxy contest. JX467.00002; Kellner 342:13-14; 344:17-344:23. Kellner was “hoping” the Jorgl team was “fully committed” to trying again. Kellner 343:22-344:7; JX467.00002.

They were. The same day, Chioini confirmed that “[w]e do intend to contest next year and will submit our nomination well in advance of the deadline to avert any antics like this year.” JX468.00001. Chioini copied Rice on the message, and forwarded it to Xirinachs. Chioini 97:2-98:8, 99:21-100:7; JX468.00001.

9

D.	Chioini and Rice Determine in December 2022 to Mount a “Better Organized” Proxy Contest in 2023 and “Come Out Guns Blazing.”

On November 13, Chioini instructed BakerHostetler to send AIM a letter seeking his and Rice’s appointment to the Board. JX499.00003; Chioini 20:7-21. In the letter, Chioini and Rice claimed their appointment to the Board would “avoid[] continued conflict and another proxy contest.” Id.

Chioini directed John Harrington to follow-up, Harrington 431:15-432:3, and on December 5, Harrington called AIM’s counsel, Michael Pittenger. Pittenger took notes during the call. JX825.00006. Harrington does not dispute the accuracy of Pittenger’s notes. Harrington 391:14-392:8; 406:11-22, 410:18-412:14.

Harrington told Pittenger that Chioini and Rice wanted to “avoid another proxy contest” and that they would be amenable to putting “mutually agreeable directors” on the Board to do so. Harrington 407:12-408:9; Pittenger 709:3-711:21 JX0825.00006. Harrington conveyed that his clients were “strongly motivated and committed,” Harrington 393:3-10, and “impatient,” and if an agreement could not be reached before the holidays they would be “better organized next year” and were “ready to come out guns blazing,” Pittenger 709:3-711:21; JX825.00006.10 Harrington said he was seeking to convey that Chioini and Rice were “committed” to putting “energy and effort into achieving a goal….” Harrington 393-94 (emphasis added). Pittenger promptly reported Harrington’s statements to Equels. JX825.00005.11

E.	Kellner and at Least Two Other Investors Agree in Late 2022 to Run a Proxy Contest in 2023.

In December 2022, Chioini spoke with Kellner about a 2023 proxy contest. JX541.00002. Kellner said he was “very interested in working with [Chioini and Rice] to remove [the Board]” and “want[ed] to keep in touch.” JX541.00002. Chioini relayed the message to Harrington. Id.; Chioini 25:20-26:3; 26:13-27:8.

Following his conversation with Chioini, Kellner revised his draft update and sent it to the Beta Fund investors. Kellner 347:15-347:21; JX0557. Kellner stated with respect to AIM that “[t]wo other investors are joining me in a proxy battle to replace an inept management team. More on that as time progresses.” JX0557.00002. The update confirms that, by December 2022, Kellner had an AAU with at least two other investors to run a 2023 proxy contest to take control of AIM. JX0541.0002; Kellner 347:15-347:21. Kellner, of course, was cagey about who those “other investors” were, and—incredibly— contends the August draft Beta Fund update and the December email were “mistakes.” Kellner 362-363.

10 Contrary to Kellner’s suggestion, PPTB 13, Harrington does not dispute that he could have said “guns-blazing,” Harrington 417:1-18.

11 Kellner has claimed the call was protected by Rule 408. PPTB 12-13. He also asserted privilege at trial over the message Chioini told Harrington to convey during the call. Chioini 104-105. But Harrington “was not thinking [about] … Rule 408” when he made the call. Harrington 415:10-23. This “sword and shield” approach of allowing Harrington to testify about his mandate, while precluding Chioini from testifying about it, was improper.

10

In January 2023, Kellner and Deutsch discussed their “AIM game plan” and how they could “get the ball rolling.” Deutsch 199:23-200:5; JX0570.0002. The next month, on February 15, BakerHostetler attorneys emailed Tudor and Gary Woodfield, Deutsch’s attorney in the lawsuit AIM filed against the group in the Middle District of Florida, with the subject line “Re: AIM Immunotech – Question re Share Ownership,” which Woodfield forwarded to Kellner and Deutsch. JX605.00001.

F.	AIM Amends Its Advance Notice Bylaw Provisions.

Meanwhile, AIM considered amending its bylaws for various reasons, including that they were outdated, did not cohere with the DGCL or the SEC’s universal proxy rules, and contained inconsistent terminology. Equels 519:20-21; Pittenger at 713:9-714:7, 715:14-22, 716:11-19; JX0646.0002. In January 2023, Rodino asked Pittenger if he could prepare proposed amended bylaws. Pittenger 713:9-10.

On March 17, Potter provided the Board a memorandum summarizing the proposed changes. JX635; Pittenger 714:12-716:19. The memorandum also explained the fiduciary duties implicated in the Board’s decision to amend the bylaws. JX635. Counsel wanted the directors “to know what the duties and potential standards of review were in that context so that they would focus on the right issues and questions and make the types of determinations they needed to make before they decided whether or not to amend the bylaws.” Pittenger 715:15-22.

On March 20, the Board convened to discuss the proposed amendments. JX0646.0001. Before this meeting, every director read the memorandum, proposed amendments, and a redline showing proposed changes to AIM’s prior bylaws. JX0644; JX0647.0001; Pittenger 717:23-718:1; Equels 525:22-24; Appelrouth 687:17-688:2; Mitchell 636:18-637:7.

At this meeting, the Board also discussed AIM’s experience with the misleading tactics employed in the 2022 nomination effort. Pittenger 718:11-16. Given that experience, the Board wanted to “better ensure that [all] stockholders seeking to propose business or make nominations cannot attempt to engage in the types of manipulative, misleading, and improper conduct” deployed in 2022. JX0647.0002; Pittenger 717:13-719:8.

11

The Board asked questions during the meeting, JX0646.0002, and Equels proposed two changes to the advance notice provisions: (1) limiting the look-back period to 24-months; and (2) requiring full legal names of those involved with any nomination. See infra at 32-34.

Counsel implemented these revisions, and on March 28, the Board unanimously adopted them as AIM’s new bylaws (the “Amended Bylaws”). JX0647.0002; JX0657.0001; JX0664.0001. The Amended Bylaws’ advance notice provisions require nominating stockholders to disclose in their nomination notice, among other things: (i) ownership of AIM securities (including derivative and synthetic ownership) by the nominating stockholder, other AIM stockholders on whose behalf the nominations are made, and the nominees; (ii) AAUs between the nominating party, the nominees, and others related to the nominations, including those concerning funding of the nominations; (iii) information about the nominees; (iv) information concerning potential conflicts of interest; and (v) other stockholders known to support the nominations. JX0686.0002-4. The Amended Bylaws further require that each nominee complete and sign a director questionnaire. JX0686.0004.

The Board determined that these provisions were “in the best interests of the Company and its stockholders[.]” JX0647.0002. They further concluded they were “reasonably designed to facilitate orderly stockholder meetings and election contests and to ensure fully and timely disclosures of material information relation to stockholder proposals and nominations,” and “were not preclusive or unreasonably restrictive of the ability of stockholders to … nominate directors, or to solicit stockholders support (including through a proxy solicitation).” JX0647.0002.

Expert testimony confirms that the Board’s determinations are “consistent with market practice.” Rock Expert Report ¶22; Rock 791:20-793:12; cf. Freedman 866:7-21.

G.	The Group Launches Its Third Take Over Attempt.

Meanwhile, the group continued to plan its third takeover attempt.

1.	The group further cements its plans in spring 2023.

Kellner contends that he did not have any AAUs regarding the 2023 nomination until July 17, 2023, JX.0870.00007, and says that he only “had periodic communications about AIM with Chioini and Kellner’s friend and co-investor, Deutsch” about AIM. Kellner PTB at 19. Trial showed otherwise.

Throughout Spring 2023, Kellner, Deutsch, Tudor, Chioini, and Rice met, communicated, and further developed their AAUs regarding the 2023 proxy contest:

●	Chioini admits to speaking with Deutsch in the Spring 2023 and recalls that “Deutsch was not happy with” AIM’s board. Chioini 29:1-29:7.

12

●	Deutsch recalls that “after speaking to Mr. Kellner and seeing our investment continue to disintegrate, we decided, okay, let’s – we need to talk about this.” Deutsch 188:16-189:6.

●	On April 20, Kellner texted Deutsch: “Can we put that call together between you Gary [lawyer] me and Robb [Chioini] today or tomorrow Todd?” JX713.00002. At this time, the group wanted to learn “what had happened in the past” and “get as much information as we can” to “learn what [their] risk-reward was going for.”[12] Deutsch 192:20-194:20.

●	In April or May 2023, Kellner and Tudor met face-to-face in Florida. Tudor Dep. 37:20-40:19.

●	On May 19, Kellner texted Deutsch: “Please reach out to [Chioini] to hear what his plan and that of Teresa [at BakerHostetler] is regarding AIM. Time is becoming critical in moving this ball forward. Let’s please talk later today.” JX0740.00002.

●	On May 19, Kellner texted Chioini and Deutsch: “Todd will call you momentarily Robb.” JX0745.00002.

The AIM conversations culminated in late June 2023, when Kellner asked his assistant to “arrange a series of private jet stops” to pick up Chioini, Deutsch, and Darnieder to attend a meeting in BakerHostetler’s Washington D.C. office to discuss the 2023 proxy contest; Rice also joined virtually. Kellner 352:1-352:22; 354:18-355:7; JX0765.

The meeting occurred on July 11. Kellner 352:10-22. Chioini and Rice have both claimed privilege over the discussions at the July 11 meeting, demonstrating that Rice had some form of AAUs with the others at the time sufficient to warrant invocation of privilege. Chioini Dep. 138:10-16; Rice Dep. 158:14-160:24.

2.	Kellner’s Attempted Nomination.

On July 24, Kellner requested a form of D&O questionnaire and form of representation and agreement.

JX0821.00002.

12 This did not concern the Florida litigation. Deutsch 194:17-20.

13

Consistent with market practice, the Amended Bylaws require stockholder nominees to submit a director questionnaire with their nomination notice. Rock 792:4-6. Under the Amended Bylaws, AIM had five business days to respond. JX0686.0004. AIM and its counsel determined it was necessary to revise the D&O Questionnaire so it would apply to stockholder nominees and to update it. Pittenger 732:10-735:2; JX0821. Kellner flags this so-called “delay.” But, as Pittenger explained, updates were needed because “AIM had not previously had a D&O questionnaire provision in its bylaws” and the existing questionnaire “was geared towards sitting directors” so “it didn’t make a lot of sense for stockholders making nominations to fill out that form.” Pittenger 732:10-735:2. Counsel thus updated the form to, among other things, facilitate compliance by such nominees. JX0821; JX0834; JX0841; JX0844. On July 31, Rodino sent the materials to BakerHostetler. JX1226.

Meanwhile, on July 27, Kellner and Deutsch filed a Schedule 13D with the SEC. JX0831. The 13D disclosed that “Mr. Kellner intends to provide notice to [AIM] of his intent to nominate directors for election at the 2023 annual meeting of stockholders.” JX0831.00005.

Equels was aware of the Schedule 13D filing and Kellner’s request for the D&O questionnaire, Equels 540:20-541:6, 595:17-598:18, and, on July 31, had his receptionist email the Board to arrange time to speak about a “second attempt of hostile takeover.” JX842. Kellner has fixated on the July 31 email to suggest that the Board “deemed Kellner’s Notice dead on arrival.” PPTB 22. But Kellner’s 13D filing and request for the D&O questionnaire made clear that a “takeover” was Kellner’s intention.

On August 3, BakerHostetler emailed AIM a copy of a letter from Kellner, dated August 4, stating Kellner’s intent to nominate himself, Chioini, and Deutsch at AIM’s 2023 annual stockholders meeting (the “Kellner Notice”). JX0870; JX0875.

3.	The Board Considers the Kellner Notice.

The Board met on three occasions to discuss the Kellner Notice: August 8, 21, and 22. Crucially, the Board made no decision on Kellner’s Notice until it was evaluated by its counsel and the Board had a chance to discuss its contents. Equels 625:23-627:1; Appelrouth 692:7-639:8.13

13 Kellner accuses the Board of only “pretend[ing] to deliberate about the Notice,” pointing primarily to a draft AIM press release. PPTB 25. But that press release was a “contingency-type preparation” reflecting “the fact that [the Board] would need to assess and make [a] determination” about the Kellner Notice. Equels 626:15-627:4; see also Pittenger 737:4-738:6.

14

At the Board’s first meeting, Equels and counsel provided information regarding the 2022 takeover attempt, the Amended Bylaws’ requirements and the process for evaluating the Kellner Notice. JX882. The Board also decided to hire legal counsel at Potter Anderson and Kirkland & Ellis LLP “to help do the evaluation whether the nomination notice complied with the advance notice bylaws.” Bryan 660:18-660:23; JX0882.00003. As the directors testified, it made sense to rely on counsel to investigate Kellner’s Notice because “they’re the professionals” and had “the best information” to assist the Board in “mak[ing] the right decision.” Appelrouth 694:18-695:10; Bryan 667:14-22; Equels 546:5-14.

The Board and counsel met again on August 21. Pittenger 740:11-740:13; JX907. In advance of the meeting, counsel distributed presentation materials to the Board that (i) provided a chronological overview of the Kellner Notice and related events preceding it; (ii) explained the Board’s fiduciary duties in connection with considering the Kellner Notice; and (iii) analyzed whether the Kellner Notice complied with the Bylaws. JX907; Pittenger 741:18-742:9.

At the August 21 meeting, Equels and counsel discussed the pertinent factual background to Kellner’s Notice and the Board’s “need to carefully review and evaluate [Kellner Notice] to determine whether it complies with [the Bylaws].” JX911.00002-3. As with the August 8 meeting, Equels and counsel provided fairly extensive background because Bryan was relatively new to the board and had less familiarity with the 2022 nomination efforts and litigation. Pittenger 739:22-740:1.

Counsel from Potter and Kirkland also provided a “fairly lengthy” and “extremely thorough” presentation that was circulated to the Board before the meeting. JX0907; Pittenger 742:6-8. Counsel, again, advised the Board on its fiduciary duties. JX0907.0010-14. Among other things, counsel explained to the Board that, even if the Kellner Notice did not comply with the Amended Bylaws, the Board “still has to exercise its fiduciary duties to decide whether to accept or reject the notice.” Pittenger 747:1-3.

Counsel also elaborated on the presentation slides analyzing the Kellner Notice, including their findings that the Notice did not comply with the Amended Bylaws in numerous respects. Pittenger 741:18-742:9; Bryan 662:3-14; JX0911.0004-8. As the minutes show, counsel carefully explained the deficiencies they had identified.

After nearly two hours, the Board opted not to vote on Kellner’s Notice but instead recessed to give everyone “the opportunity to reflect on the information that [they] had.” Bryan 665:19-24; Appelrouth 694:5-17.

15

The Board reconvened the next morning on August 22. At the reconvened meeting, the Board asked additional questions and counsel advised on the available actions, including the option for the Board to accept the notice “if the directors did not believe the defects were significant enough for rejection.” JX0911.0009. After careful deliberation, and relying on the advice of counsel, the Board determined that the Kellner Notice failed to comply with the Amended Bylaws in numerous ways, including as discussed further below.14 Appelrouth 694:7-695:10; JX0911.0009-10. Specifically, the reasons the Board found the Kellner Notice not in compliance with the Amended Bylaws included:

failure to disclose or false or misleading disclosures regarding AAUs that Messrs. Chioini, Kellner and Deutsch have and had amongst themselves and others, such as Messrs. Tudor, Xirinachs, Lautz, Jorgl, Rice and Tusa, River Rock Associates LLC and BakerHostetler, relating to (a) the 2022 nomination efforts by the conspirator group, (b) their late 2022 plans to carry out a proxy contest in 2023, and (c) the 2023 nomination efforts;

JX0911.0009.

The many ways in which Kellner’s Notice failed to comply with the Amended Bylaws are described in more detail in the Argument section below.

After the Board determined that Kellner’s notice did not comply with the Amended bylaws, the Board considered whether to accept or reject it. Pittenger 748:4-11. Counsel “provided the board with various factors they could … consider.” Pittenger 748:11-12. “The board discussed those, and Mr. Equels made a lot of points about those as well.” Pittenger 748:13-14.

Among other things, the Board considered potential harms to stockholders should the Board accept Kellner’s notice. As Pittenger testified, “[t]hey were trying to do a hostile takeover without paying a control premium” and “if elected, they would seek to have AIM reimburse the approximately $2 million of expenses in fees from the prior year’s failed efforts and failed litigation.” Pittenger 749:4-11. The Board also considered that Kellner’s notice implicated “many of the same players” who had tried to conceal from stockholders the participation of convicted criminals in funding and orchestrating takeover attempts of AIM. JX0911.0009-10; Pittenger 748:17-749:3. The Board also determined that the Kellner Notice’s significant deficiencies undermined the purpose of AIM’s advance notice bylaws: “to ensure that the Board received full and truthful disclosures” and that the “Company’s stockholders have complete and accurate information from the nominating stockholder and nominees to cast informed votes.” JX0911.0002, 9-10.

14 Kellner complains that AIM did not reach out to address the allegations of noncompliance before the Board voted to reject his notice. PPTB 25-26. Kellner, however, submitted his Notice via email at 7:52 p.m. on August 3, the evening before the August 4 submission deadline. JX0870. It was too late for Kellner to correct any deficiencies.

16

After thorough deliberation, the Board determined to protect the Company and its stockholders from these harms and reject the Kellner Notice. JX0911.0009-10; Bryan 667:9-667:22; Equels 553:15-554:6.

4.	Kellner Sues.

On August 23, AIM’s counsel sent a letter to Kellner’s counsel notifying Kellner that the Kellner Notice did not comply with the Amended Bylaws and explaining the Board’s reasons for rejecting it. JX0378; Pittenger 749:20-24.

This lawsuit followed. A three-day trial concluded on November 1.

ARGUMENT

I.	THE AMENDED BYLAWS ARE VALID

A.	The Directors Complied With Their Fiduciary Duties When Amending The Bylaws.

Should the Court decide to consider the Board’s adoption of the Amended Bylaws under enhanced scrutiny, Defendants’ conduct readily meets that standard. Enhanced scrutiny requires Defendants to (1) “identify the proper corporate objectives served by their actions,” and (2) “justify their actions as reasonable in relation to those objectives.” Strategic Inv. Opportunities LLC v. Lee Enters., Inc., 2022 WL 453607, at *16 (Del. Ch. Feb. 14, 2022). Plaintiff argues that Defendants’ “sole purpose” in amending the bylaws was to entrench themselves, and that the amendments were not “tailored to any remotely legitimate interest.” PPTB 32-38. As explained below, those arguments fail.

1.	The Amended Bylaws Address Proper Corporate Objectives.

The trial evidence establishes that the Board amended the advance notice provisions to further legitimate corporate aims, including to:

●	“[F]acilitate orderly stockholder meetings and election contests and to ensure full and timely disclosures of material information relating to stockholder proposals and nominations”; JX0647.0002;

●	Provide “additional clarity” to the AAU provisions so that future stockholders would be less likely to try to “evade” or “misconstrue” the disclosure requirements; Pittenger 728; see also JX0647.0002;

●	Require director nominees to fill out a Company D&O questionnaire, consistent with “recent generations of advance notice bylaws”; Pittenger 729; see also JX0973 (Rock Report) ¶¶57, 67.

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●	Require disclosure of known supporters of the stockholder nominator and nominees, consistent with Delaware caselaw; Pittenger 729 (referencing Rosenbaum v. CytoDyn Inc., 2021 WL 4775140 (Del. Ch. Oct. 13, 2021) (finding known supporter disclosure requirements “vitally important”)); see also JX0633.0005, .0011; and

●	Require disclosures related not only to beneficial ownership of AIM stock but also to synthetic and derivative ownership, which provisions are “very common” in advance notice bylaws; Pittenger 730-731.

These are proper corporate objectives that serve the stockholders and the Company. See JX0973 (Rock Report) ¶¶23-30, 48-54, 60-79; accord Jorgl, 2022 WL 16543834, at *14-16; Lee Enters., 2022 WL 453607, at *14-16; CytoDyn, 2021 WL 4775140, at *17-18.

Trial also showed that two additional provisions Plaintiff challenges served proper corporate objectives: (1) requiring the disclosure of AAUs concerning nominations not only in connection with the upcoming annual meeting but during the prior 24 months, and (2) requiring disclosure of the “full legal name (and any alias names),” as opposed to just “the name,” of the nominating stockholder, the nominees, and the persons with whom they have AAUs. Pittenger 721; JX0647.

With respect to the first, AIM’s counsel agreed that under the initial draft of the Amended Bylaws, “it wasn’t clear if [the bylaws were] just seeking present, current [AAUs] that are still in effect or whether it [went] back in time. And if it did go back in time, [whether] it [went] back to the beginning of time.” Pittenger 722. The Board selected the 24-month lookback period to resolve that ambiguity because “a year might be too short,” but the Board did not want the period to “go on forever.” Pittenger 724; Equels 529. Additionally, the 24-month lookback period was implemented to prevent future attempts, akin to what Jorgl tried with respect to Tudor in 2022, to conceal AAUs with persons who played an integral role in orchestrating the nominations under the pretense that such persons “dropped out” of the nomination efforts. Pittenger 723.15

The second change was adopted so the Board and stockholders would have more specific and accurate information about the identities of nominating stockholders, nominees, and others to facilitate the Board’s “diligence that [it] would need … to do in making its recommendations to stockholders about particular candidates.” Pittenger 722. The utility of this amendment is apparent from the 2022 nomination efforts, where AIM “had some difficulty figuring out” the identity of one of the people being nominated. Pittenger 721-722.

15 Kellner argues the “bespoke” nature of the 24-month period makes it improper. But as Professor Rock testified, the mere fact that a provision is novel does not mean it is inconsistent with market practice. Rock 807:13-808:1. Unrebutted, Professor Rock has confirmed that this past experience with activists is a proper reason to amend corporate bylaws. Rock Expert Report ¶ 29. Even Freedman agrees that “the enactment of bylaws is a form of private ordering.” Freedman Dep. 57:19-21.

18

In response, Plaintiff argues that Defendants amended the bylaws “for the purpose of entrenchment and preventing shareholder choice.” PPTB 32-33. But this theory fails. On the law, Plaintiff cites a slew of inapposite cases for the proposition that Defendants amended the bylaws to “make compliance impossible or extremely difficult.” Id. But in the cited cases, the boards’ intent to thwart imminent stockholder votes was clear because the boards’ actions made compliance with advance notice provision deadlines objectively impossible.16 Those facts bear no resemblance to the circumstances here. The Amended Bylaws do not exclude any record stockholder from nominating directors, nor are they impossible to comply with; they merely require truthful and accurate disclosure of material information.

Plaintiff has not established his entrenchment theory. Plaintiff did not seek in discovery or present at trial any evidence establishing that AIM’s compensation is material to any of the directors such that they were motivated to amend the bylaws to entrench themselves. The evidence shows that the Board amended AIM’s advance notice provisions for the proper purpose of ensuring full and accurate disclosures of material information in connection with stockholder proposals and nominations.

2.	The Amended Bylaws Were Reasonable in Relation to the Board’s Proper Objectives.

Plaintiff contends that the Amended Bylaws “were not reasonably tailored to any cognizable threat.” PPTB 38. But the evidence establishes that the Amended Bylaws are reasonable in relation to the Board’s specific objectives. See Mercier v. Inter-Tel (Del.), Inc., 929 A.2d 786, 808 (Del. Ch. 2007); Paramount Commc’ns Inc. v. QVC Network Inc., 637 A.2d 34, 45 (Del. 1994) (response satisfies proportionality if it falls “within a range of reasonableness.”). A reasonable response reflects “a logical and reasoned approach [to] advancing a proper objective” under the circumstances. In re Dollar Thrifty, Inc. S’holder Litig., 14 A.3d 573, 598 (Del. Ch. 2010).

The Board reasonably adopted state-of-the-art advance notice provisions that are “consistent with market practice either because they [are] ubiquitous, as with regard to the AAU provision and the D&O questionnaire provision, or because they [are] … state of the art [and have] found market acceptance” as with the known supporter and 13D disclosure provisions. Rock 803:17-804:9. These amendments promote well-informed elections and are “not unreasonable.” Jorgl, 2022 WL 16543834, at *15-16; accord CytoDyn, 2021 WL 4775140, at *14; JX0973 (Rock Report) ¶64.

16 Even though Plaintiff cites these cases in his argument that the Amended Bylaws are “facially invalid,” the cases all concern as-applied challenges to advance notice bylaws. See AB Value Partners, LP v. Kreisler Mfg. Corp., 2014 WL 7150465, at *3 (Del. Ch. Dec. 16, 2014); Mesa Petroleum Co. v. Unocal Corp., 1985 WL 44692, at *6 (Del. Ch. Apr. 22, 1985); Lerman v. Diagnostic Data, Inc., 421 A.2d 906, 914 (Del. Ch. 1980); Linton v. Everett, 1997 WL 441189, at *10 (Del. Ch. July 31, 1997).

19

Additionally, as discussed below, the disclosure requirements are not unduly burdensome. And they do not specifically “target” any particular stockholder. Although some of the changes were informed by the conspirators’ misdeeds in connection with the 2022 nominations and the concern that other stockholders could use “the same playbook” in the future (Pittenger 727-728; see also JX0647.0002), the provisions apply equally to all stockholders. Indeed, before approving the amendments, the Board expressly concluded “that the proposed amendments were not preclusive or unreasonably restrictive of the ability of stockholders to make proposals, to nominate directors, or to solicit stockholder support.” JX0647.0002.

B.	Kellner Failed to Prove That the Amended Bylaws Are “Facially” Invalid.

As stated in Defendants’ Pretrial Brief, Plaintiff’s “facial” challenge to the Amended Bylaws is really an as-applied challenge because it is based on the bylaws’ adoption and use. DPTB, 34-35. On that basis alone, the Court should not grant relief under Plaintiff’s Count I.

But even if the Court concludes that Plaintiff’s facial challenge is properly alleged, it still falls short because AIM’s bylaws are presumed valid, Franz Mfg. Co. v. EAC Indus., 501 A.2d 401, 407 (Del. 1985), and Plaintiff has failed the “stringent task” of showing that the “bylaws cannot operate validly in any conceivable circumstance.” Boilermakers Loc. 154 Ret. Fund v. Chevron Corp., 73 A.3d 934, 940 (Del. Ch. 2013).

Plaintiff’s only arguments unrelated to the adoption or use of the Amended Bylaws is that they are “draconian and unreasonably vague.” PPTB 39. These arguments fail.

1.	The Amended Bylaws Are Not Draconian.

a.	The Amended Bylaws Are Not Preclusive.

Plaintiff argues that the Amended Bylaws are “draconian” because they “preclude every reasonable prospect of election competition (i.e., are preclusive) and bind shareholders to vote for Defendants (i.e., are coercive).” PPTB 39. That argument fails.

First, Plaintiff’s chief point in support of this contention appears to be that AIM’s advance notice provisions are long. See PPTB 40, 42. But as Professor Rock explained at trial, the length of the Amended Bylaws does not render them “more burdensome to comply” with, “[i]t just makes it harder to evade the clear meaning of the bylaw.” Rock 823; see also Pittenger 730 (Section 1.4(3)(B) is “very long” because it describes “complex concepts,” which the bylaws must “adequately describe[]”). Enhancing the clarity and specificity of the bylaws was a goal of the Board, in part, because in 2022, the Company’s more general articulation of similar disclosure requirements became a target for manipulation and intentional misinterpretation. Pittenger 728.

20

Second, the provisions Plaintiff contends are unreasonably burdensome request information that (1) is commonly requested in public company advance notice provisions, and (2) this Court has identified as being material to voting stockholders. For example, Plaintiff attacks the Amended Bylaws’ definition of “Stockholder Associated Person” (“SAP”), the AAU provision (Section 1.4(c)(1)(D)), the beneficial, synthetic, and derivative ownership disclosure requirement (Section 1.4(c)(3)(B)), and the known supporter requirement (Section 1.4(c)(4)). PPTB 16-17, 39-42. At trial, Professor Rock explained that all of these provisions are consistent with market practice. Rock 797:4-7, 800:22-803:11; JX0973 (Rock Report) ¶67. Moreover, as to “known supporter” provisions, this Court has already determined that the information required of such bylaws is “vitally important” to voting stockholders. CytoDyn Inc., 2021 WL 4775140, at *19; accord Jorgl, 2022 WL 16543834, at *13-15.

Plaintiff repeatedly characterizes the SAP definition as one link in a “daisy chain” that the bylaws use to “‘glom[] definition upon definition.” PPTB 40-41. But Plaintiff misinterprets the daisy chain concept. In Williams, the Court considered a poison pill provision providing that “stockholders act[ed] in concert with one another by separately and independently ‘Acting in Concert’ with the same third party”—thereby linking (like a chain of daisies) persons who may have never met, spoken to, or known of each other. Id. at *11. But the AAU provision, which Plaintiff cites twice as an example of daisy chaining, does not require the nominator and nominees to disclose AAUs between persons wholly “unlinked” to them. Rather, the nominator and nominees are required to disclose any AIM nomination-related AAUs among, on the one hand, themselves or persons with whom they have a discernable connection—family members, SAPs, persons acting in concert with SAPs, etc.—and, on the other hand, any other person or entity. In other words, in the Amended Bylaws, there is always an anchor tying the required disclosure back to the nominator or nominees such that they are never asked to disclose information about which they could not possibly have or obtain knowledge.

Finally, Plaintiff failed to prove that provisions requesting disclosure of compensation arrangements (Section 1.4(c)(1)(J)) and dates of first contact with the nominating stockholder and SAPs (Section 1.4(c)(1)(H)) are somehow “indeterminate beyond reasonable comprehension.” PPTB 42. Plaintiff provides no support for his position that information regarding compensation agreements between the nominating stockholder and nominee or their affiliates would be impossible or difficult to collect. PPTB 42. Likewise, Plaintiff provides no reason why a nominating stockholder or SAP would not be able to determine, from any number of sources, including, for example, e-mails, phone and text records, or calendars, the dates (or at the very least, the approximate dates) they first had contact with their nominees regarding director nominations or AIM. Moreover, these provisions too are common. See, e.g., JX0622.0006 (Article I Section 1.12(b)(iii)(C)); JX0615.0010 (Article II Section 11(f)(ii)); JX0667.0012 (Article I Section 11(b)).

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Plaintiff’s assertion that the Amended Bylaws are preclusive is unfounded and should be rejected.

b.	The Amended Bylaws Are Not Coercive.

Plaintiff’s coercion argument is premised on his faulty preclusion argument. He asserts that stockholders are coerced to voting for the board’s nominees because stockholders are allegedly precluded from making nominations. PPTB 39. But as stated above, the Amended Bylaws are not preclusive. Any stockholder of record who complies with the reasonable conditions of the advance notice provisions may nominate an alternative slate for AIM’s stockholders to consider and possibly elect.

2.	The Amended Bylaws Are Unambiguous.

Plaintiff also asserts that the Amended Bylaws “are too vague to be valid.” PPTB 43. Specifically, Plaintiff states that the bylaws are ambiguous in their use of the terms “agreements,” “arrangements,” “understandings,” and “promises” that are “written or oral.” Id. As this Court has already found, words like “arrangement” and “understanding” have “commonly accepted meanings” that are “not odd or technical, but common sense.” Jorgl, 2022 WL 16543834, at *12. In fact, in Jorgl, the Court explained that the words “arrangement or understanding” mean “any advance plan, measure taken, or agreement—whether explicit, implicit, or tacit—with any person towards the shared goal of the nomination.” Id.

Plaintiff’s attempts to manufacture confusion where the bylaws are precise should be rejected.

* * *

Plaintiff failed to show that the Amended Bylaws are impossible to comply with in every conceivable circumstance. The Amended Bylaws are consistent with market practice and seek information that is material to voting stockholders. The Amended Bylaws are valid on their face Defendants should prevail on Plaintiff’s Count I.

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II.	THE KELLNER NOTICE DID NOT COMPLY WITH THE AMENDED BYLAWS

Plaintiff bears the burden on his claim that the Kellner Notice complies with the Amended Bylaws. See, e.g., Jorgl, 2022 WL 16543834, at *13-14. He cannot carry it.

A.	The Kellner Notice Violates the AAU Provisions.

Section 1.4(c)(1)(D) of the Amended Bylaws requires nomination notices to disclose AAUs that the “Holder,”17 any “Stockholder Associated Person,”18 or the proposed nominees have with each other or other persons (including persons acting in concert with them) “existing presently or existing during the prior twenty-four (24) months relating to or in connection with” AIM director nominations. JX0686 (§1.4(c)(1)(D)).19

As noted above, in Jorgl, the Court explained that the phrase “arrangement or understanding,” as it relates to nominations, requires disclosure of “any advance plan, measure taken, or agreement—whether explicit, implicit, or tacit—with any person towards the shared goal of the nomination.” Jorgl, 2022 WL 16543834, at *11-12. A “quid pro quo” is not required, but mere discussions or sharing of information “is not alone sufficient” to form an “arrangement or understanding.” Id. While the Amended Bylaws added the word “agreements” and the parenthetical “(whether written or oral, and including promises)” to the phrase, those additions merely enhanced clarity; they did not make compliance any more burdensome. See id. at *11-12 (interpreting “arrangements” and “understanding” to include “agreements” and to include “explicit, implicit, or tacit” arrangements or understandings).

The Kellner Notice failed to disclose or contained false disclosures about AAUs relating to (1) the 2022 nomination efforts, (2) plans in late 2022 to nominate directors and run a proxy contest in 2023, and (3) Kellner’s 2023 purported nominations.

17 Defined as the nominating stockholder and each beneficial owner on whose behalf the nomination is made. JX0686 (§1.4 (i)(6)).

18 Defined, in relation to any Holder, as “(i) any person acting in concert with such Holder with respect to the Stockholder Proposal or the Corporation, (ii) any person controlling, controlled by, or under common control with such Holder or any of their respective Affiliates and Associates, or a person acting in concert therewith with respect to the Stockholder Proposal or the Corporation, and (iii) any member of the immediate family of such Holder or an Affiliate or Associate of such Holder.” JX0686 (§1.4 (i)(8)).

19 Sections 1.4(E) also contains provisions requiring disclosure of certain AAUs, including a 10-year look back. See JX0686 (§1.4(c)(1)(E)).

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1.	Undisclosed AAUs Relating to the 2022 Nomination Efforts

The Kellner Notice omitted or falsely described AAUs relating to the 2022 nomination efforts. See JX0378.0003-05. It did “not mention[] or acknowledge[]” AAUs that Chioini, Kellner, and Deutsch have and had among themselves and others, including Tudor, Xirinachs, Lautz, Jorgl, Rice, Tusa, and River Rock relating to the 2022 nominations. Id. at .0003-04. While the Kellner Notice contains sections called “Statement relating to” the roles of each of these persons in the 2022 nomination efforts (in many cases arguing that they were not involved or that they first had AAUs long after they orchestrated, coordinated, or promised to fund the efforts), those sections are, at best, misleading.

a.	The Kellner Notice Misrepresents Tudor’s Involvement in the Jorgl Nomination Efforts.

The Kellner Notice asserts that Tudor was not materially involved in the Jorgl nomination efforts. JX0875.0008-.09. Trial showed this was false. Tudor (1) planned the nominations with Kellner and Deutsch, (2) selected Chioini and thereafter closely coordinated with Chioini and Rice, (3) continued planning the nominations with Chioini and Xirinachs, including at least one call with their counsel, (4) engaged in a months-long effort with Chioini to find a new “face” and funding for the nomination efforts, and (5) kept Deutsch and Kellner updated on the progress of the efforts, which Tudor, Kellner, and Deutsch all viewed as their nomination and proxy contest. See, e.g., JX0238-43; JX0245; JX0246; JX0248; JX0252; JX0265; JX0271; JX274; JX0276; JX0280; JX0283; JX0284; JX0286; JX0293; JX302; JX0303; JX0307; JX0325; see also Chioini 69, 71-73. In addition, Rice testified that Tudor was involved in the 2022 proxy contest. Rice Dep. 106:6-107:5.

Kellner’s contention that Tudor “did not have any material involvement in Mr. Jorgl’s nomination notice and related effort” is not credible. In fact, in July and August 2022, Kellner believed that Tudor was behind the nominations, but now—incredibly—claims that he was just mistaken. Kellner’s handwritten notes of his July 9, 2022 call with Tudor—the day after Jorgl submitted the nomination notice—show that Tudor confirmed to Kellner that the nominations of Chioini and Rice were Tudor’s nominations. JX0325; Kellner 325:12-327:11. Tudor would have had no way of knowing on July 9 that the nomination notice was submitted unless he was still actively involved in the nomination efforts because there was no public announcement regarding the nominations until after AIM filed the Florida lawsuit against the group (including Kellner and Tudor) on July 15. JX0343, JX0347. Moreover, as discussed below, Kellner’s contemporaneous writing in August 2022 showed his knowledge that Deutsch and Tudor were actually the ones behind the 2022 nomination efforts. JX0522.0003

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b.	The Kellner Notice Misrepresents Xirinachs’s Involvement in the Jorgl Nomination Efforts.

The Kellner Notice also falsely asserted that Xirinachs had no AAUs with Chioini or others before Jorgl submitted his nomination notice on July 8, 2022. JX0875.0007 (denying Xirinachs had any role, other than “numerous conversations” with Chioini, before July 8 and stating that “[t]he ultimate [AAU that Xirinachs would provide funding] came about shortly after the submission of the July 8, 2022 notice.”). These statements are belied by, among other evidence,

●	The “common interest” privilege that Chioini and Xirinachs continue to assert with respect to their frequent pre-July 8 communications in which they worked with counsel to plan the nomination process, including Xirinachs receiving numerous drafts of the Jorgl nomination notice (without Jorgl himself even being copied) (JX312; JX0392; JX0401; JX0416; JX990; JX1000; JX1020.0003; Harrington 425:21-426:1);

●	Xirinachs’s involvement before July 8 being so significant that BakerHostetler included him in its pre-July 8 conflicts check; JX1200;

●	Xirinachs’s significant assistance to Jorgl in acquiring record ownership of AIM shares; JX288; JX290; JX294; JX295; JX312; JX313; JX317; JX320; JX321;

●	Xirinachs’s significant assistance to Jorgl in acquiring record ownership of AIM shares; (JX0288; JX0295; JX0311; JX0313);

●	Chioini’s assurance to Jorgl before July 8 that Jorgl would not be responsible for expenses of the nomination efforts and that “we” (which included Xirinachs) would cover them; JX0317.0002; JX0320; Rice Dep. 102:16-20, 135:15-137:8; and

●	The fact that Tudor disclosed to Kellner on July 9, 2022, that Xirinachs was involved in the nomination efforts. Kellner 257:22-258:3.

Moreover, just one or two business days after Jorgl submitted his nomination notice, Xirinachs was communicating with Chioini about “our” plans for AIM and “our slate.” JX0329.0002 JX0327. Those plans did not magically materialize over the weekend. The efforts of Chioini and others throughout trial to contend that the group’s frequent use of terms like “we” and “our”— in reference to their proxy contest, slate, plans for AIM, and funding arrangements— were meant to be singular (not plural) are simply not credible. Chioini had AAUs with Xirinachs before July 8, 2022, concerning nominations that Kellner has not disclosed in his notice.

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c.	The Kellner Notice Misrepresents AAUs with Respect to the Funding of the 2022 Nominations.

The Kellner Notice also misleads concerning AAUs with respect to the funding of the 2022 nominations, including when and with whom those AAUs were formed.

For example, the evidence shows that, by July 8, 2022, there was an AAU that Xirinachs would help fund the proxy contest. As noted, Chioini told Jorgl that Jorgl would not be financially responsible and “[w]e are paying fees.” JX0317.0002; JX320. Chioini admits that, by that point, he had been urging Xirinachs to provide funding for weeks (Chioini 36:13-16, 72:5-11, 77:11-13, 81:10-13 ). And, as shown above, Chioini had been closely coordinating with Xirinachs, including via numerous purportedly privileged communications, since early May. JX0317; JX0392; JX1000; JX1020.

As another example, Xirinachs’s efforts to add Tusa/RiverRock to the group to make it appear they, rather than Xirinachs, were the funding source are also telling. The plan all along was for Xirinachs and Chioini (i.e., the “we” in Chioini’s communication to Jorgl) to provide funding. JX0317.0002. Just two business days after the Jorgl notice was submitted, Xirinachs brought Tusa and RiverRock into the mix to obfuscate the funding source JX0328. RiverRock was an entity with almost no funds. Xirinachs funded RiverRock’s payment obligations from the outset, and there never was any expectation that Tusa or River Rock would actually pay. The Kellner notice falsely states that “Mr. Tusa’s financial circumstances changed and, ultimately, River Rock did not end up paying expenses.” JX0875.0006. But this does not square with the evidentiary record or with Tusa’s recollection. JX0961 (“I was asked to get involved with the ‘AIM Project’ for the sole purpose of reviewing financial data as a CPA. At some point early in the process I felt uncomfortable with the direction things were going and so I asked to be removed from the process. As a result, my involvement was so limited and early on in the process that I was not responsible for and did not pay any attorney fees.”); Tusa Dep. 24:16-25:9 (River Rock’s bank account at most had $5,000 in it and Tusa could not recall if he deposited the money or if Xirinachs did); Tusa Dep. 37:8-38:16 (Tusa backed out not because his financial circumstances changed but because the anticipated cost of the proxy contest skyrocketed compared to what he was originally told); JX0421 (Tusa 2022 Dep.) 31:15-34:11 (Xirinachs funded RiverRock’s inactive, zero balance bank account to keep the bank from shutting it down).

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d.	The Kellner Notice Misrepresents Deutsch and Kellner’s Significant Involvement and AAUs in 2022.

The Kellner Notice also fails to disclose Deutsch’s and Kellner’s significant involvement and AAUs concerning the 2022 nomination efforts, including with Tudor. It falsely states:

While Messrs. Deutsch and Kellner were aware at the time of the efforts of Mr. Tudor and Mr. Lautz to nominate Mr. Chioini, and Mr. Tudor would have expected support from Messrs. Deutsch and Kellner based on their experience with the Company, they did not participate in this effort and neither had any agreements, arrangements or understandings (whether written or oral, and including promises) with Mr. Tudor or Mr. Lautz related to the 2022 nominations.

JX0875.0008 (emphasis added).

But the evidence showed that Deutsch and Kellner were far more central to the 2022 nomination efforts and proxy fight than the Kellner Notice lets on. Deutsch and Kellner communicated early and often with Tudor in an effort to get “AIM’s board [to] take action on initiatives that [Kellner, Deutsch, and Tudor] suggested” and, later, to plan the Lautz and Jorgl nominations. Deutsch 173:20-177:9; JX0120 (proposal for AIM to spin-off oncology); JX0121 (collected emails); JX0130; JX0161; JX0162; JX0163; JX0164; JX0197; JX0225. They worked in concert to orchestrate the Lautz nominations. JX0209 (“We will need a shareholder to make the nomination and I will get everything together.”); JX0205 (Kellner notes); JX0248 (Kellner notes). And when that failed, they worked together to orchestrate what ultimately became the Jorgl nomination. JX0248 (Kellner notes); JX0265.0001 (6/2/22 Tudor email to Deutsch, forwarded to Kellner, referencing “proxy battle” and noting that Tudor had “2 strong candidates to run and get control of [AIM’s board],” that Tudor had “spoken with legal counsel” and got a cost estimate, and that AIM would reimburse expenses if the group won the proxy battle); JX0267 (6/2/22 Kellner responds to an email forward by Deutsch that Tudor sent to Thomas and Equels); JX0278 (Kellner notes); JX0303 (6/28/22 email sent on behalf of Kellner to Deutsch, Tudor, Darnieder to schedule a meeting); JX0307 (6/29/22 calendar invite with subject line “AIM MEETING” from Kellner to Darnieder, Tudor, and Deutsch); JX0325 (Kellner 7/9 notes about call with Tudor); Deutsch 185:4-186:8; Kellner 278:12-17.

Most telling, Kellner wrote about AIM sometime “between August 23, 2022 and September 1, 2022,” (JX0951.0005), that “[a] couple of weeks ago, Todd Deutsch …, and … Franz Tudor, commenced a proxy to replace all of the directors and ultimately management. I am now a party to that proxy fight ….” JX0522.0003 (emphasis added); see also id. (“My view, along with two others joining me in the proxy battle ….”) (emphasis added). Kellner’s contention that this was just another “mistake” or “incorrect statement” (Kellner 362:21-363:12; 339:7-340:5) is not credible. See Kellner 336-39 (evasive testimony). Kellner’s nonsensical explanation that he merely meant he had “voted the gold card” was disproved at trial. Kellner 340:9-24; JX0397 (September 15 preliminary proxy statement first referencing “gold proxy card”). Ultimately, Kellner admitted that the statements in JX0522 “were reflective of [his] beliefs in the facts as of the date [he] wrote them on August 23, 2022.” Kellner 339:19-23.

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In short, the Kellner Notice failed to disclose, sought to obfuscate, and contained false statements about AAUs that Kellner, Deutsch, and Chioini had with Tudor, Xirinachs, and the other conspirators relating to the 2022 nomination efforts. It therefore failed to comply with the Amended Bylaws, which required truthful disclosure about those AAUs.

2.	Undisclosed AAUs in Late 2022 Regarding 2023 Nominations

The Kellner Notice also omits that, by November or December 2022, Chioini, Kellner, and Deutsch had formed AAUs in preparation for nominations and a proxy contest in 2023. Instead, it asserts that before July 2023, “no decision was made [for any of Kellner, Deutsch, Chioini, or Rice] to work together to advance potential nominations or otherwise to take any action with respect to the Company.” JX0875.0011. Trial showed this was false.

As early as November 3, 2022 (the day of AIM’s 2022 annual meeting), Chioini told the group’s proxy solicitor, Alliance, that “[w]e do intend to contest next year and will submit our nomination well in advance of the deadline to avert any antics like this year.” JX0468.0001 (emphasis added).20 Chioini copied Rice on this communication and forwarded it to Xirinachs. Id. The email chain was also redacted for business strategy immunity, confirming that whatever proxy contest strategy was in the works at the time is still being contemplated today. See, e.g., Glassman v. Crossfit, Inc., 2012 WL 4859125, at *5 (Del. Ch. Oct. 12, 2012) (business strategies immunity applies only to “ongoing strategies still being contemplated”).

On November 13, 2022—four days after BakerHostetler sent Chioini a copy of AIM’s bylaws (JX0493)—BakerHostetler sent a letter to AIM’s Board on behalf of Chioini and Rice, advocating their appointment to the Board and suggesting that “working together” could “avoid[] continued conflict and another proxy contest.” JX0498.0001.

Thereafter, on December 5, 2022, their counsel, Harrington, had a call with AIM’s counsel, Pittenger. Harrington conveyed, among other things, that if AIM did not agree to put Chioini and Rice or mutually agreeable directors on the Board before the holidays, then Chioini and Rice would run a proxy contest in 2023, would be “better organized” and were “ready to come out guns blazing.” JX0526.0003 (Pittenger handwritten notes) (emphasis added).

20 Kellner also communicated with Tudor on November 3, to ask “what Jorgl and his team is up to” and “hoping this thing will still move forward.” JX0467.0002.

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Chioini and Rice could not have been “committed” to “putting energy and effort into achieving a goal,” already prepared to be “better organized” in 2023, and “ready to come out guns blazing” in a 2023 proxy contest without having an AAU between themselves (and/or with someone who actually owned stock) to run such a proxy contest. See Jorgl, 2022 WL 16543834, at *12 (“arrangement or understanding” is “any advance plan, measure taken, or agreement—whether explicit, implicit, or tacit—with any person towards the shared goal of the nomination.”) (emphasis added).

In December 2023, Kellner and Deutsch likewise had an AAU to nominate directors and run a proxy contest in 2023. In his December 2022 email to Beta Fund investors, Kellner stated in respect to AIM that “[t]wo other investors [are] joining me in a proxy battle to replace an inept management team. More on that as time progresses.” JX0557.0002 (emphasis added). At trial, Kellner claimed that he made “mistakes” in the August and December Beta fund documents because the fund’s investment in AIM was “de minimis” and of “irrelevant size.” (Kellner 362:21-363:12). This too makes no sense. The effort and expense Kellner has put into his nominations and litigation belie his assertion that the AIM investment is immaterial to him, or that it was so unimportant he would convey inaccurate information about it. Kellner meant what he said in the email—he and two other investors were planning and had measures in place in December 2022 to work toward the common goal of waging another proxy contest in 2023.

Regardless of whether Kellner and Deutsch, on the one hand, and Chioini and Rice, on the other, were working in separate silos in December 2022 or were working together, the Kellner Notice omits the December AAUs between Kellner and Deutsch (or the “two other investors” Kellner referenced) and between Chioini and Rice, and most likely among all of them.21 It also affirmatively misrepresents that there were no such AAUs until July 2023.

3.	Undisclosed AAUs Regarding the 2023 Nomination Efforts.

The Kellner Notice also omits or misleadingly describes AAUs in 2023 relating to the 2023 nominations. See JX0378.0006-07.

As explained above, Kellner, Deutsch, Chioini, and Rice started planning this year’s nominations in late 2022. Kellner’s contention that there were no AAUs at the time fails. But, in all events, trial showed that the participants had AAUs concerning the 2023 nominations far earlier than July 2023, rendering numerous statements in the Kellner Notice false or misleading.

21 In a December 14, 2022 text message, Chioini told BakerHostetler that he had spoken to Kellner and “[h]e’s very interested in working with us to remove these guys.” JX0541.0002.

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For example, on April 20, Kellner texted Deutsch to set up a call with Chioini. JX0713.0002. In April or May 2023, Tudor and Kellner had a face-to-face meeting in Florida. Tudor Dep. 38:6-40:17. On May 16, Kellner texted Deutsch: “Please reach out [Robb] to hear what his plan and that of Teresa is regarding AIM. Time is becoming critical in moving this ball forward. Let’s please talk later today.” JX0740.0002 (emphasis added). And on July 11, 2023, Kellner, Darnieder, Deutsch, Chioini, and Rice met with BakerHostetler to discuss the 2023 proxy contest. JX0765; Chioini 30:10-31:21. They asserted privilege over those discussions.

B.	The Kellner Notice Violates Additional Provisions of the Amended Bylaws.

The Kellner Notice also fails to comply with numerous other provisions of the Amended Bylaws. See JX0940 ¶60; JX0378.0007-.13. As shown at trial:

On their respective D&O Questionnaires submitted with the Notice, which Kellner certified to be accurate in accordance with Section 1.4(c)(5) of the Amended Bylaws (JX0875.0020), Deutsch, Chioini, and Kellner falsely reported that proxy advisors such as ISS and Glass Lewis had not issued adverse recommendations in connection with their service on other boards. But they each had adverse recommendations they failed to disclose. With respect to Kellner, Glass Lewis recommended that stockholders “withhold” votes regarding his re-election at the 2010 annual meeting of Marshall & Ilsley Corporation. Likewise, with respect to Deutsch, ISS recommended that stockholders “withhold” votes regarding his re-election to the board of directors of Esquire Financial Holdings, Inc., in each of 2019 and 2022. Finally, with respect to Chioini, ISS recommended that stockholders of Rockwell Medical, Inc. “withhold” votes on his re-election in each of the last five annual meetings at which he stood for re-election (i.e., at the 2003, 2006, 2009, 2012, and 2015 annual meetings); similarly, Glass Lewis recommended that stockholders “withhold” on Chioini’s re-election to the Rockwell Medical board in 2012. See JX0002, JX0006, JX0010, JX0013, JX0020, JX0034, JX0263, JX1013, and JX1014.

Kellner contends that the false responses should be excused because he, Chioini, and Deutsch allegedly did not know about the adverse recommendations. Aside from it being very unlikely that directors of public corporations are unaware of ISS and Glass Lewis negative recommendations, Kellner and his nominees did not indicate on their questionnaires that they lacked knowledge; they affirmatively checked “no.” JX0875.0035, .0079, .0123. Kellner also argues that a “withhold” recommendation is not adverse. Yet he certainly seemed to think “withhold” votes were adverse when, in his verified complaint, he criticized Defendants for receiving “withhold” votes at the 2022 annual meeting. JX0928 ¶¶61-63. He cannot have it both ways.

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Section 1.4(c)(1)(H) of the Amended Bylaws requires disclosure of the date of first contact between the nominating stockholder or any SAP, on the one hand, and each nominee, on the other, regarding AIM or any proposed nominations. The Kellner notice fails to disclose the date (or even an approximate date) when Kellner and Deutsch first had contact about nominations (as opposed to AIM generally). JX0875.0011. This omission appears intentional, as Kellner has endeavored to maintain the false narrative (discussed above) that neither he nor Deutsch had any role at all in the 2022 nominations.22

The Kellner Notice also failed to disclose (1) other information about the Kellner, SAPs, and the other nominees that would be required to be disclosed in a proxy statement under Section 14 of the Exchange Act, and (2) information about Stockholder Associated Persons that would be required to be disclosed in a Schedule 13D if such persons were required to file a Schedule 13D. See JX0378.0010-13; JX0686 §1.4(c)(1)(K), (c)(3)(D)-(E). Section 14 of the Exchange Act requires disclosure about whether any specially engaged representatives are to be employed to solicit proxies from stockholders. 17 CFR 240.14a-101, Item 4(b)(2)-(3)(iii). The Kellner Notice failed to disclose that Kellner and the other participants intended to engage a proxy solicitor. Section 14 also requires a statement of the total amount estimated to be spent in furtherance of the proxy contest. 17 CFR 240.14a-101, Item 4(b)(4). Again, the Kellner Notice omitted this information. As to the omitted disclosures of information that would be required to be set forth in a Schedule 13D, the Kellner Notice simply references the July 2023 Schedule 13D he and Deutsch filed. But that Schedule 13D fails to disclose 13D information for each SAP, as required by the Amended Bylaws, and that information is not otherwise included in the Kellner Notice. For example, the Kellner Notice fails to disclose for SAPs the economic ownership (including derivatives) of such SAPs (required under 17 CFR 240.13d-101, Item 6), the source of funds (required under 17 CFR 240.13d-101, Item 3), and the purpose of the transactions underlying the Schedule 14D filing (such as mergers, material divestitures, or changes in composition of the board) (required under 17 CFR 240.13d-101, Item 4).

For all these reasons and more, the Kellner Notice did not comply with the Amended Bylaws.23

22 The Kellner Notice also omits the date Kellner was first in contact with Chioini about AIM or nominations. It merely states “late 2022” (JX875.0011) even though Kellner only needed to check his records to be more specific.

23 Kellner may argue that his deficiencies are excused because his notice “substantially complied” with the Amended Bylaws. That is not enough. Sternlicht v. Hernandez, 2023 WL 3991642, at *14 (Del. Ch. June 14, 2023).

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C.	Kellner’s Contrary Arguments Do Not Save His Notice.

Tellingly, Kellner does not explain why his notice omitted the foregoing information or made misleading statements about information required to be disclosed. Instead, he complains generally that the advance notice provisions are “draconian and unreasonably vague.” PPTB 39. This argument fails for the reasons discussed above. Moreover, the flaws in Kellner’s notice do not result from some purported inability to understand what the Amended Bylaws require to be disclosed. They are the result of lying. Full and truthful disclosure of the information required to be disclosed would be at odds with positions Jorgl, Chioini, Kellner, Deutsch, and others took and testimony they gave in the Jorgl Action.

Kellner also argues that the definition of “Stockholder Associated Person” is overly broad and leads to a “daisy chain” effect (PPTB 40), but as discussed above, that is a misconstruction of the definition of SAP. The defects in the Kellner Notice involve failure to disclose or misleading disclosure about AAUs with persons with whom Kellner and his nominees know they have AAUs; AIM is not arguing that Kellner failed to disclose with respect to persons about whose role he and his nominees had no knowledge. While Kellner is incorrect that the definition causes burdensome “daisy chain” issues, nothing about the definition of Stockholder Associated Person caused any burden to Kellner here.

Finally, Kellner suggests that he was not required to disclose information that the Board received in discovery in the Jorgl Action or this litigation or that the Board otherwise learned through its own diligence. But under the Amended Bylaws, it is the stockholder’s obligation, not the Board’s obligation, to furnish the Company with a compliant nomination notice and full and truthful information. In the absence of full and truthful disclosure in the Kellner Notice, Kellner and his nominees would no doubt dispute in any proxy contest the information that AIM and its directors disclose to stockholders, just as they dispute the record developed in the Jorgl Action and this Court’s statements and rulings in its October 28 opinion in that action. The Board and stockholders are entitled to full and accurate disclosure of required information from Kellner himself.

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III.	THE BOARD DID NOT BREACH ITS FIDUCIARY DUTIES IN REJECTING THE KELLNER NOTICE

The Kellner Notice did not strictly comply with the Amended Bylaws. That should be the end of the case. Lee Enters., 2022 WL 453607, at *9 (fiduciary review applies only “if circumstances require”). But even looking further, there is no “basis in equity to excuse strict compliance” here. Sternlicht, 2023 WL 3991642, at *14. The Board reasonably determined that the Kellner Notice jeopardized stockholders’ right to vote and threatened other harms to AIM and its stockholders. So rejecting it was reasonable too.

A.	The Governing Standard Is “One of Reasonableness.”

Kellner suggests that a pure form of Schnell or Blasius review governs the equitable analysis. See PPTB 45-46 (arguing that Defendants must “show a compelling interest”); JX0928 ¶¶107, 112, 123, 131. Neither does.

Chancellor McCormick recently questioned the utility of applying “Schnell- and Blasius-inspired” standards to “invalidate otherwise legal conduct.” Coster v. UIP Cos., 2022 WL 1299127, at *6-13 (Del. Ch. May 2, 2022) (Coster III). The Chancellor instead advocated for a “modern intermediate standard” that is more workable and less “outcome-determinative.” Id. at *6, *8-9 & nn.50, 58.

Similarly, in Lee Enterprises, this Court explained that review of board action in this context fundamentally should be “one of reasonableness” lensed through Unocal. 2022 WL 453607, at *16 (citing Mercier, 929 A.2d at 810); see also Mentor Graphics v. Quickturn Design Sys., 728 A.2d 25, 40 (Del. Ch. 1998) (rejecting challenge to advance notice bylaw based on “the fiduciary principles embodied in Unocal”).

The Delaware Supreme Court agreed. Coster v. UIP Cos., 300 A.3d 656 (Del. 2023) (Coster IV). Affirming the Chancellor, the Supreme Court clarified that the equitable standard applicable to action impacting director elections is “one of reasonableness” under Unocal. Id. at 671–72 (quoting Lee Enters., 2022 WL 453607, at *16) (Unocal “subsume[s] the question[s] of loyalty pervad[ing]” Schnell and Blasius). This standard is “situationally specific,” id. at 672, and board action should be invalidated under it only in “extraordinary” circumstances, id. at 673.24

24 See, e.g., Sternlicht, 2023 WL 3991642, at *14 (cautioning that equitable invalidation “should not be invoked lightly”); Coster III, 2022 WL 1299127, at *7 (“The elusive nature of [equitable invalidation] and potentially harsh consequences of its application provide good reasons to limit [its] application.”); Accipiter Life Scis. Fund v. Helfer, 905 A.2d 115, 127 (Del. Ch. 2006) (explaining that “extraordinary facts” must be present to invalidate lawful action in equity).

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“Whether labeled as [Schnell,] Blasius or Unocal,” enhanced scrutiny simply requires Defendants to (i) “identify the proper corporate objectives served by their actions” and (ii) “justify their actions as reasonable in relation to those objectives.” Lee Enters., 2022 WL 453607, at *15–16; accord Coster IV, 300 A.3d at 671-72. Defendants did both.

B.	The Board Reasonably Rejected the Kellner Notice.

1.	Rejecting the Kellner Notice Served Proper Corporate Objectives.

It is a proper corporate objective to ensure full and fair disclosure to stockholders before they vote to allow a takeover, particularly one without a control premium. See, e.g., Lee Enters., 2022 WL 453607, at *9; Jorgl, 2022 WL 16543834, at *14-16. Likewise, it is a proper corporate objective to protect stockholders from perceived harm. See Unitrin, Inc. v. Am. Gen. Corp., 651 A.2d 1361, 1384 (Del. 1995) (citing Unocal Corp. v. Mesa Petroleum Co., 493 A.2d 946, 955 (Del. 1985)) (“[P]ursuant to Delaware corporate law, a board of directors’ duty of care require[s] it to respond actively to protect the corporation and its shareholders from perceived harm.”). The evidence showed that the Board properly concluded that the Kellner Notice did not comply with the Amended Bylaws and, therefore, undermined stockholders’ right to a fully-informed vote.

The Board retained counsel to evaluate the Kellner Notice. See Equels 544:2-552:22, 625:23-628:9; Mitchell 640:8-641:5; Bryan 660:18-661:1, 666:12-667:22; Appelrouth 694:24-695:1. Counsel provided a detailed analysis. JX907. The Board considered that advice. JX911.

With the advice of counsel, and based on its experience, the Board determined that the Kellner Notice’s most significant deficiencies stemmed from its failure to disclose AAUs among Kellner, Deutsch, Chioini, and other individuals who had been involved in a years-long effort to take control of AIM while seeking to hide material information from AIM’s stockholders. JX0911.0005-06, .0009-10; Pittenger 742:19-745:10 (summarizing deficiencies in the Kellner Notice that counsel explained to the Board). In reaching this decision, the Board concluded that the notice not only omitted AAUs, but also contained misleading and false information designed to downplay and obfuscate the roles of Kellner, Deutsch, Tudor, Xirinachs, and others in the 2022 nomination efforts. Equels 543-577; Bryan 661-64; Pittenger 738-749; Appelrouth 693-94. The Board further concluded that the Kellner Notice sought to mislead the Board and AIM’s stockholders regarding the group’s planning for the 2023 nomination efforts. Equels 556-57; Bryan 662-663; Pittenger 742-745.

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Trial also showed that the Board sought to protect AIM and its stockholders “from those harms, as well as … the coordinated efforts of which Messrs. Chioini, Deutsch and Kellner are a part and in which the group is seeking to acquire control of the Company—with the participation of felons whose significant roles they are still trying to conceal” without paying a control premium. JX0911 at 9-10; see also Equels 493, 553-54; Pittenger 748-749 (noting that accepting the Kellner Notice despite its deficiencies “would potentially be a breach of [] fiduciary duty” and explaining threatened harms that the Board considered).

Moreover, the Board considered that Kellner, Deutsch, and Chioini intended to seek reimbursement from AIM of approximately $2 million of expenses from the failed 2022 nomination effort and litigation (which Plaintiff falsely claims not to have participated in)—expenses for which non-stockholders Chioini and Xirinachs were contractually responsible. Trial showed that the Board determined that payment of $2 million to the conspirator group for those failed efforts would harm AIM. JX0911 at 7-8; Equels 554; Pittenger 749; Appelrouth 691-92.

Kellner does not, and cannot, dispute that protecting stockholder votes is a legitimate corporate objective.

2.	Rejecting the Kellner Notice Was a Reasonable Response in Relation to the Identified Objectives.

Rejecting the Kellner Notice was a reasonable response in relation to those objectives. To understand why, “the context in which the Board received and considered [the Kellner] Notice cannot be ignored.” Jorgl, 2022 WL 16543834, at *16.

In 2022, Kellner, Deutsch, and Chioini participated in a complex conspiracy to take control of the Company while trying to conceal those who were orchestrating and funding the effort. After the Board rejected the Jorgl Notice and this Court denied Jorgl’s request for a preliminary injunction, Kellner and his confederates sought another way to subvert an informed stockholder election in 2023. This time, Kellner would be the “face” of the nominations. But his tactics would be no different. The Kellner Notice arrived at the eleventh hour and, as explained above, failed to comply with the Amended Bylaws in numerous respects.

Still, the Board carefully evaluated the Kellner Notice over the course of two meetings (the second of which carried over into a second day). Equels 543-577, 625-628; Pittenger 739-742. Counsel advised that, if the Board determined the Kellner Notice to be defective, in considering whether to reject or nonetheless accept it, “the Board could consider factors such as “(i) the identified defects would undermine the disclosure purpose of the Advance Notice Provisions, (ii) the Notice gives an overall deceptive picture of the 2022 Attempt and this year’s attempted nominations and, given the overall context, there may be more information of which the Board is unaware that is either omitted or that would illuminate additional inaccurate or misleading disclosures, and (iii) potential harm from any plans the group has for the Company if they were to acquire control.” JX0911.0007; see also Equels 553-554; Pittenger 748-749.

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Equels also “referred to Mr. Kellner’s disclosure that, if elected, Messrs. Kellner, Deutsch, and Chioini will seek to cause AIM to pay or reimburse approximately $2 million of expenses from the 2022 Attempt and litigation for which Mr. Chioini and Mr. Xirinachs are responsible, harming the Company and its stockholders.” JX0911.0007-08. After carefully considering counsel’s advice, the nature and extent of the defects, and the overall context and background to the situation, the Board determined to reject Plaintiff’s notice for all the reasons discussed at the meeting. JX0911.0009-10; Equels 553-54, 625-628; Pittenger 742-749; Appelrouth 695.

Further, the evidence showed that the Board did not engage in any manipulative or inequitable conduct. Lee Enters., 2022 WL 453607, at *17. In short, “nothing—and certainly no actions of the Board—precluded [Kellner] from complying with the [Amended] Bylaws’ requirements.” Id. Where “arrangements or understandings were concealed, the sanctity of the stockholder franchise [is not] furthered by [the] court invalidating the Board’s actions.” Jorgl, 2022 WL 16543834, at *17. In such circumstances, Kellner and those working with him “—not the Board—[are] the ones engaging in manipulative conduct.” Id.

The Board acted reasonably and equitably. It did not breach its duties.

C.	Kellner’s Contrary Arguments Are Meritless.

To resist this result, Kellner advances a barrage of arguments. None lands.

First, Kellner contends that the incumbent directors “must complete a very different … questionnaire than challengers complete.” PPTB 17. Not so. The incumbent directors filled out the same questionnaire as Kellner and his nominees. Compare JX0941-43, and JX1131 with JX0875; see also JX0821.0001.25 Once the record is corrected, Kellner’s remaining challenges to the questionnaire fall away.26

25 As context, like most public companies AIM long had a form of questionnaire that directors and officers completed. But AIM’s advance notice bylaws did not previously require stockholder nominees to complete a questionnaire. The Amended Bylaws changed that. As Pittenger testified, the prior questionnaire was not set up to be filled out by stockholder nominees, necessitating revisions so it applied also to stockholder nominees, and other updates were made as well. Pittenger 732:8-735:2. The directors thereafter filled out the same questionnaire as Kellner’s nominees.

26 Plaintiff repeatedly contrasts the questionnaire that both his nominees and current board members (including Bryan) filled out to the questionnaire that Bryan filled out in March 2023. But the prior questionnaire is not relevant to what is required under the current Bylaws or updated questionnaire.

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Second, Kellner suggests that there is something “pretextual” about subjecting stockholders, rather than incumbent directors, to advance notice provisions.” PPTB 45-46. But that is how advance notice bylaws work. As with all advance notice provisions, AIM’s bylaws expressly apply to stockholder nominations, not nominations or appointments by the Board. Bylaws §1.4(a)(1) (nominations may be brought by “(iii) any stockholder … who is a stockholder of record … and who complies with the notice procedures set forth in” §1.4(a)(2)&(3)); §1.4(a)(2) (“For nominations … to be properly brought before an annual meeting … by a stockholder of record pursuant to [§1.4(a)(iii)],” the nomination notice “shall contain, at a minimum, the information required by Section 1.4(c).”); §1.(c) (“Contents of Stockholder’s Notice”); Pittenger 731. This is a standard construction for advance notice bylaws. For good reason: advance notice bylaws are specifically designed to elicit information from nominating stockholders because they are not subject to the fiduciary duties or certain securities law disclosure requirements that apply to directors. Equels 547, 557-58; Pittenger 730-31; Bryan 671-72.27

Third, Kellner argues that the rejection was pretextual because the Board “prejudged” the Kellner Notice. PPTB 46-47. As support for that conclusion, Plaintiff points to a filing in the Florida Litigation and a draft press release. PPTB 23-25. But the record contradicts Kellner’s position. JX0882; JX0907; JX0911; Equels 595; 601: 5-12 (explaining that the August 7 filing was made to rebut “Mr. Kellner and Mr. Deutsch’s representations to the Court that the 13D issue before the Court was moot related to their interest in taking over the control of the company”), 625-628; Appelrouth 692; Pittenger 736-738 (“This was not a press release to reject the nomination notice…. Quite to the contrary, this was just a press release that would respond to any of theirs.”). As explained above, the Board carefully considered the Kellner Notice, received written advice from counsel about it, and met with counsel to discuss it. Only then did the Board determine that it had sufficient information to reject the Kellner Notice. Equels 543-577; Bryan 661-664; Pittenger 738-749; Appelrouth 693-94.

27 JX0973 (Rock Report), ¶42 (explaining “the proxy rules do not require any evidence that the nominating stockholder has complied with” SEC Rule 14a-19,”); see also BlackRock Credit Allocation Income Tr. v. Saba Cap. Master Fund, Ltd., 224 A.3d 964, 980 (Del. 2020) (observing that advance notice bylaws serve the laudable purposes of “permit[ing] orderly ... election contests” and “provid[ing] fair warning to the corporation so that it may have sufficient time to respond to shareholder nominations”).

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Fourth, Kellner counterintuitively argues that the Board breached its duties by relying on counsel and not “conduct[ing] independent research.” PPTB 48-49. In other words, Kellner says that the Board “over-relied” on its lawyers. But Kellner cites “no authority that supports [his] bizarre proposition.” Cirillo Fam. Tr. v. Moezinia, 2018 WL 3388398, at *15 (Del. Ch. July 11, 2018) (“Delaware law statutorily encourages directors to rely on … counsel, to inform themselves and properly discharge their fiduciary duties.” (citing 8 Del. C. §141(e))). Nor could he. Reliance on counsel “evinces good faith, not an improper dereliction of duty.” Id. at *12 (emphasis added). There is no such thing as “over-reliance on the research and conclusions of counsel.” Carlton Invs. v. TLC Beatrice Int’l Holdings, Inc., 1997 WL 305829, at *12 (Del. Ch. May 30, 1997).

Fifth , Kellner argues that it was somehow “impossible” for him to comply with the Advance Notice Bylaws. PPTB 48. Nothing supports that position. Kellner controlled what went into his notice. Yet, he still chose to omit or falsify information. It would not have been difficult—let alone impossible—for Kellner to provide truthful and accurate disclosures. He just chose not to. Presumably, doing so would have been at odds with positions Jorgl, Chioini, Kellner, Deutsch, and others took and testimony they gave in the Jorgl litigation. Stockholders frequently comply with similar advance notice bylaws and successfully nominate candidates. The difference here is that Kellner was continuing the group’s efforts to omit and obfuscate so that stockholders would not have accurate information, just as the group did in 2022.

Finally, Keller asserts that “only stockholders represented by lawyers have a shot at submitting a compliant notice.” PPTB 49. This is untrue but also ironic given that counsel drafted Kellner’s Notice, and that Kellner and his co-conspirators have been working with a sophisticated, national law on their takeover attempt for years, and are now working also working with Delaware counsel. JX0871.0006.

IV.	THE COUNTERCLAIM IS PROPERLY RAISED AGAINST KELLNER.

Plaintiff asserts that the Court should dismiss AIM’s counterclaim because it raises claims that “should have been asserted … as compulsory counterclaims in the Jorgl Action.” PPTB 59-61. Plaintiff is incorrect. AIM’s counterclaim challenges the disclosure deficiencies and outright misrepresentations pertaining to, among other things, the 2022 nomination efforts that are made in Kellner’s nomination notice, not Jorgl’s. AIM’s counterclaim concerns only the inadequacies of Kellner’s nomination notice. It would not have been possible to raise such claims in the Jorgl Action. Kellner was not a party, and his defective Nomination Notice did not yet exist. Because the Court “is not confronted with a situation in which a [counter]plaintiff has filed a second action against defendants they previously sued regarding the same transaction,” Plaintiff fails to show that AIM is precluded from bringing its counterclaim. Grunstein v. Silva, 2011 WL 378782, at *8 (Del. Ch. Jan. 31, 2011); see also Winner Acceptance Corp. v. Return on Capital Corp., 2008 WL 5352063, at *18 (Del. Ch. Dec. 23, 2008) (“Claim splitting is meant to prevent burdening the same defendant with duplicative proceedings in different courts brought by the same plaintiff based on different causes of action arising out of a common underlying nucleus of facts.”).

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V.	KELLNER’S UNCLEAN HANDS FORECLOSE HIS REQUESTED RELIEF.

Under the “longstanding equitable doctrine” of unclean hands “a litigant who engages in reprehensible conduct in relation to the matter in controversy … forfeits his right to have the court hear his claim, regardless of its merit.” In re Shawe & Elting LLC, 2015 WL 4874733, at *36 (Del. Ch. Aug. 13, 2015). The Court has “extraordinarily broad discretion in application of the doctrine. Id. at *37.

Trial demonstrated that the Kellner Group’s attempts to obfuscate and mislead AIM’s board, stockholders, and the Court are egregious and inequitable. Trial further demonstrated that Kellner concealed the full nature of his involvement by wrongfully concealing (and failing to produce in prior discovery (see Dkt. 152) direct, contemporaneous evidence of the nature and timing of his involvement in the scheme. Kellner’s unclean hands bar his claims for equitable relief here. In re Rural/Metro Corp. S’holders Litig., 102 A.3d 205, 239 (Del. Ch. 2014) (holding fraud on the board was unclean hands).

CONCLUSION

For the foregoing reasons, Defendants respectfully request that the Court enter judgment in their favor as to all claims and counterclaims.

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POTTER ANDERSON & CORROON LLP

	By:	/s/ Caneel Radinson-Blasucci
OF COUNSEL: Stefan Atkinson, P.C. Mary T. Reale KIRKLAND & ELLIS LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800		William R. Denny (No. 2580) Matthew F. Davis (No. 4696) Nicholas D. Mozal (No. 5838) Caneel Radinson-Blasucci (No. 6574) 1313 North Market Street Wilmington, DE 19899 (302) 984-6000
Attorneys for AIM ImmunoTech Inc.,
Michael F. Williams, P.C.	Thomas K. Equels, William Mitchell,
Don Hong	Stewart Appelrouth, and Nancy K. Bryan
KIRKLAND & ELLIS LLP
1301 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
(202) 389-5000	Words: 15,657 / 16,000 (including text in embedded images) per November 8, 2023 Stipulation (Dkt. 258)
Dated: November 16, 2023

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CERTIFICATE OF SERVICE

I hereby certify that on the 16th day of November, 2023, a copy of Defendants’ Post-Trial Brief was served via File & ServeXpress upon the following:

Jeffrey J. Lyons, Esquire Michael E. Neminski, Esquire BAKER & HOSTETLER LLP 1201 N. Market Street, Suite 1407 Wilmington, DE 19801	John M. Seaman, Esquire Eric A. Veres, Esquire Eliezer Y. Feinstein, Esquire ABRAMS & BAYLISS LLP 20 Montchanin Road, Suite 200 Wilmington, DE 19807

/s/ Caneel Radinson-Blasucci
Caneel Radinson-Blasucci (No. 6574)